Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

ROCK OIL HOLDINGS LLC

as Seller

and

SM ENERGY COMPANY

as Buyer

dated

AUGUST 8, 2016

i

TABLE OF CONTENTS

		Page

12.13	Execution in Counterparts	70
12.14	Entire Agreement; Conflicts	70
12.15	Waiver; Rights Cumulative	70
12.16	Severability	71

EXHIBITS AND SCHEDULES

EXHIBIT A	LEASES
EXHIBIT B	WELLS
EXHIBIT C	ACREAGE TRACTS
EXHIBIT D	NON-FOREIGN CERTIFICATE
EXHIBIT E	ASSIGNMENT
EXHIBIT F	CERTAIN EXCLUDED ASSETS
EXHIBIT G	EXCLUDED ASSETS ASSIGNMENT
EXHIBIT H	MUTUAL RELEASE
EXHIBIT I	ADDITIONAL LEASE AREA
EXHIBIT J	INCLUDED ASSETS ASSIGNMENT
EXHIBIT K	ESCROW AGREEMENT
EXHIBIT L	FORM OF OIL AND GAS LEASE

SCHEDULE 2.8	PURCHASE PRICE ALLOCATION
SCHEDULE 6.4	LEGAL PROCEEDINGS
SCHEDULE 6.9	TAXES
SCHEDULE 6.10	MATERIAL CONTRACTS
SCHEDULE 6.11	NO VIOLATION OF LAW
SCHEDULE 6.12	ENVIRONMENTAL
SCHEDULE 6.14	CONSENTS
SCHEDULE 6.16	BANK ACCOUNTS
SCHEDULE 6.19	IMBALANCES
SCHEDULE 6.20	CURRENT COMMITMENTS
SCHEDULE 6.21	POWERS OF ATTORNEY
SCHEDULE 6.22	WELLS
SCHEDULE 6.24	PERMITS
SCHEDULE 6.25	PAYOUT STATUS
SCHEDULE 6.26	EQUIPMENT
SCHEDULE 6.29	CALLS ON PRODUCTION
SCHEDULE 6.30	AFFILIATE OWNERSHIP
SCHEDULE 8.1	CERTAIN OPERATIONS
SCHEDULE 8.6	BONDS
SCHEDULE 8.13	NON-COMPETE PERSONS

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (as the same may be amended or modified from time to time, this “Agreement”) is dated as of August 8, 2016 (the “Execution Date”), by and among ROCK OIL HOLDINGS LLC, a Delaware limited liability company (“Seller”) and SM ENERGY COMPANY, a Delaware corporation (“Buyer”).  Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller desires to sell and convey, and Buyer desires to purchase and pay for, all of the issued and outstanding membership interests of JPM EOC Opal, LLC, a Delaware limited liability company (the “Company,” and such membership interests, the “Interests”); and

WHEREAS, the Parties have reached agreement regarding the sale and purchase of the Interests:

NOW, THEREFORE, based on the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in this Section 1.1.

“AAA” means the American Arbitration Association.

“Accounting Referee” means KPMG LLP, or such other nationally recognized United States based accounting firm as is mutually agreed upon by the Parties; provided that if KPMG LLP is unable or unwilling to serve as arbitrator within 10 days after receipt of a written request from the Parties to serve, then, absent agreement by the Parties as to a replacement for such arbitrator within ten Business Days after notification that KPMG LLP is unable or unwilling to serve, the Accounting Referee shall be a nationally recognized accounting firm not materially affiliated with Seller or Buyer as selected by the Houston, Texas office of the AAA.

“Acquisition Consideration” means, with respect to each Additional Lease, (a) $0 per Net Acre for the first 140 Net Acres located within a unit operated by Affiliate Operator or a potential unit where the Company is a majority interest owner and $15,000 per Net Acre for all Net Acres thereafter multiplied by the number of Net Acres with respect to such Additional Lease that are located within the northern portion (as depicted on Exhibit I) of the Additional Lease Area, (b) $7,500 per Net Acre multiplied by the number of Net Acres with respect to such Additional Lease that are located within the southern portion (as depicted on Exhibit I) of the Additional Lease Area, and (c) the actual costs incurred in acquiring such Additional Lease with respect to the Net Acres not located within the Additional Lease Area with respect to which there are a corresponding number of Net Acres within the Additional Lease Area.

“Acreage Tract” means each of the areas of land described on Exhibit C.

“Additional Lease” means, excluding the renewal or extension of any Lease obtained by Seller or the Company in order to cure any Title Defect, any Hydrocarbon lease acquired by Company during the period from the Execution Date up to Closing that covers any lands that are within the Additional Lease Area, with respect to which Title Approval has been obtained.

“Additional Lease Area” means the area set forth on Exhibit I.

“Additional Lease Notice” has the meaning set forth in Section 8.10(a)(i).

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“Affiliate Operator” has the meaning set forth in Section 8.11.

“AFEs” has the meaning set forth in Section 6.20.

“Affiliate” means any Person that, directly or indirectly, through one or more entities, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of this Agreement and notwithstanding anything herein to the contrary (a) prior to Closing, the Company shall be considered an Affiliate of Seller (and not Buyer), and, from and after Closing, the Company shall be considered an Affiliate of Buyer (and not Seller) and (b) none of the Riverstone Companies shall be an Affiliate of Seller or the Company.

“Agreement” has the meaning set forth in the introductory paragraph.

“Air Quality Liabilities” means (a) all civil fines or penalties (if any) assessed by the Texas Commission on Environmental Quality and relating to the air quality permitting matters disclosed on Part II of Schedule 6.22, and (b) the lowest reasonable cost to obtain or modify any such air quality permitting matters to the extent required by applicable Environmental Law.

“Allocated Values” has the meaning set forth in Section 2.8.

“Allocation” has the meaning set forth in Section 2.8.

“Asset Taxes” shall mean ad valorem, property, sales, use, excise, severance, production or similar Taxes based upon operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom but excluding, for the avoidance of doubt, (a) income, capital gain or franchise Taxes and (b) Transfer Taxes.

“Assets” means, excluding the Excluded Assets, those assets owned by the Company, including the Oil and Gas Properties.

“Assignment” means a document in substantially the form attached hereto as Exhibit E.

“Balance Sheet” has the meaning set forth in Section 6.8(d).

“Bank Accounts” has the meaning set forth in Section 6.16.

“Benefit Plan” means: (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) any stock bonus, stock ownership,

stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (c) any bonus or incentive compensation plan.

“Burden” means any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties and other burdens upon, measured by or payable out of production.

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Group” means (a) Buyer and its officers, directors, agents, representatives, consultants, advisors and employees, and (b) Buyer’s Affiliates and their respective members, managers, officers, directors, agents, representatives, consultants, advisors and employees.

“Buyer Related Parties” means the Financing Sources and their respective Affiliates and any of their respective former, current or future managers, members, directors, partners, officers, representatives, and agents.

“Casualty Loss” means any loss, damage or reduction in value of the Assets of greater than $100,000 that occurs during the period from and after the Execution Date to the Closing Date as a result of acts of God, fire, explosion, earthquake, flood or other casualty or is taken in condemnation or under right of eminent domain, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear and any change in condition of the Assets for production of Hydrocarbons through normal depletion (including the watering-out of any well or sand infiltration of any well).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” has the meaning set forth in Section 4.5(b).

“Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, payments, charges, judgments, assessments and costs (including attorneys’ fees and costs of litigation), including any losses or damages attributable to personal injury, death or property damage.

“Close” or “Closing” means the consummation of the sale of the Interests from Seller to Buyer, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article 10.

“Closing Amount” has the meaning set forth in Section 2.1(a).

“Closing Date” means the date upon which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means any written financing commitments of Buyer Related Parties with respect to Buyer and the transactions contemplated hereby.

“Company” has the meaning set forth in the recitals.

“Company Tax Return” means any applicable Tax Returns with respect to Taxes assessed against the Company or the Assets; provided, however, that such term shall not include income tax returns that include the income or results of operations of the Company required to be filed by Seller (or its owners).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 13, 2016, between Rock Oil Company, LLC and Buyer, as the same may be amended or modified from time to time.

“Contract” means any written contract or agreement (a) to which the Company is a party or (b) relates to the Company or any of the Oil and Gas Properties, but excluding, however, any (i) oil and gas lease, easement, right-of-way, permit or other instrument creating, evidencing or assigning an interest in the Oil and Gas Properties or other real property, and (ii) unit or pooling agreement.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by Contract or otherwise.

“Cure Period” has the meaning as set forth in Section 5.2(c).

“Current Tax Period” means any Tax period beginning before, and ending after the Effective Time.

“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the transactions contemplated by this Agreement.

“Debt Documents” means any Commitment and the definitive agreements with respect thereto and related to the Debt Financing.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to any Commitment.

“Defect Claim Date” means on or before 5:00 p.m. on September 22, 2016.

“Defect Deductible” means $17,500,000.

“Defensible Title” shall mean:

(a)           such title of the Company as of the Execution Date and Closing with respect to the Assets that, subject to the Permitted Encumbrances:

(i)            with respect to each Well shown in Exhibit B (but limited to any currently producing intervals), entitles the Company to receive not less than the Net Revenue Interest shown in Exhibit B for such Well throughout the duration of the productive life of such Well, except for (A) decreases in connection with those operations proposed from and after the Execution Date in which the Company may elect to be a non-consenting co-owner to the extent permitted pursuant to Section 8.1, (B) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (C) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (D) as otherwise stated in Exhibit B;

(ii)           with respect to each Well shown in Exhibit B (but limited to any currently producing intervals) obligates the Company to bear a Working Interest for such Well not greater than the Working Interest shown in Exhibit B for such Well without increase throughout the productive life of such Well, except (A) increases resulting from contribution requirements with respect to defaults by co-owners from and after the Execution Date under applicable operating agreements, (B) increases to the extent that they are accompanied by at least a proportionate increase in the Company’s Net Revenue Interest, and (C) as otherwise stated in Exhibit B, as applicable;

(iii)          with respect to each Acreage Tract, entitles the Company to (A) the Net Acres set forth in Exhibit C with respect to such Acreage Tract (but limited to the specified formations or reservoirs set forth in such Exhibit with respect to such Acreage Tract) and (B) receive not less than the Net Revenue Interest shown in Exhibit C for such Acreage Tract (but limited to the specified formations or reservoirs set forth in such Exhibit with respect to such Acreage Tract), except for (1) decreases in connection with those operations proposed from and after the Execution Date in which the Company may elect to be a non-consenting co-owner to the extent permitted pursuant to Section 8.1, (2) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (3) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (4) as otherwise stated in Exhibit C; and

(iii)          is free and clear of all Encumbrances; and

(b)           the primary term of any Lease that is not held by production will not expire on or before the date that is six months prior to the expiration date set forth in Exhibit A with respect to such Lease;

provided, however, that the consummation of any of the trades or exchanges of Leases in return for other Hydrocarbon leases in the Additional Lease Area that are described in Schedule 8.1 with respect to which Title Approval has been obtained or that are otherwise consented to by Buyer in writing shall not operate to cause the Company to have less than Defensible Title.

“Deposit” has the meaning as set forth in Section 2.1(b).

“Dispute Notice” has the meaning as set forth in Section 2.5.

“Drilling Contract” means that certain Daywork Drilling Contract dated October 27, 2015, by and between Affiliate Operator and Precision Drilling Company, LP, as amended.

“Effective Time” means 12:01 a.m. (Prevailing Central Time) on September 1, 2016.

“Employee Liabilities” means all Claims for salaries or employee benefits of any employee of Seller, Company or any of their Affiliates, including all Claims arising from or relating to any act or omission or other practice arising from or relating to an employment or the termination thereof.

“Encumbrance” means any lien, mortgage, security interest, defect, pledge, charge or encumbrance.

“Environmental Arbitrator” has the meaning as set forth in Section 5.3(e).

“Environmental Defect” means (a) a condition existing on the Defect Claim Date with respect to the air, land, soil, surface and subsurface strata, surface water and ground water and/or sediments that causes any Asset, the Company or Seller with respect to any Asset to be in violation of an Environmental Law or (b) the existence as of the Execution Date with respect to any Asset or the operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by, related to such Asset for which remedial or corrective action is presently required (or if known, would be presently required) under any Environmental Law.  It is understood and agreed that matters of an essentially similar nature including oil spills, chemical barrels or equipment containing NORM found at a single site shall be collectively deemed a single incident or condition.  In all other respects, each Environmental Defect will be addressed as a single incident or condition, and such Environmental Defects will not be aggregated on a per condition basis or otherwise (i.e., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site-by-site basis).  Notwithstanding anything herein to the contrary, none of the Air Quality Liabilities shall be considered an Environmental Defect.

“Environmental Defect Notice” has the meaning set forth in Section 5.3(a).

“Environmental Defect Property” has the meaning set forth in Section 5.3(a).

“Environmental Disputes” has the meaning set forth in Section 5.3(e).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case, as amended to the Execution Date, and all similar Laws or statutes existing as of the Execution Date of any Governmental Authority having jurisdiction over the Oil and Gas Properties and addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.

The term “Environmental Laws” does not include any changes in Laws occurring after the Execution Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, entered into, by and among Seller, Buyer and Escrow Agent in the form attached hereto as Exhibit K on or prior to the date when Buyer is required to deposit the Deposit into the Escrow Account.

“Escrow Claim” has the meaning set forth in Section 2.9(a).

“Escrow Claim Notice” has the meaning set forth in Section 2.9(a).

“Escrow Fund” has the meaning set forth in Section 2.9.

“Excluded Asset Assignment” means a document in substantially the form attached hereto as Exhibit G.

“Excluded Assets” means (a) all of Seller’s corporate minute books and corporate financial and tax records that relate to Seller’s business generally (including the ownership of the Company and, indirectly, the Assets); (b) all rights and interests of Seller under any bond related to the Assets, (c) all rights and interests of Seller or the Company (i) under any policy or agreement of insurance, (ii) under any bond or (iii) any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of any other Excluded Asset, prior to the Closing; (d) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (excluding for the avoidance of doubt, geophysical data and other data relating to the Assets that is transferrable without fees or penalties unless Buyer has agreed to pay such fees or penalties); (e) all documents and instruments of Seller or its Affiliates (other than the Company) that are protected by an attorney-client privilege (excluding title opinions and reports and any environmental reports described in Section 6.12(c)); (f) all data and Contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Non-Parties (except for any Property CAs); (g) all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information cannot be retained by the Company following Closing without payment of a fee or other penalty which Buyer has not separately agreed in writing to pay; (h) the Subject Excluded Assets; (i) all master services agreements and similar agreements; (j) documents prepared or received by Seller or its Affiliates (including the Company) with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates (including the Company), (ii) bids submitted by other prospective purchasers of the Assets or the Interests or any other interest in the Oil and Gas Properties or the Company, (iii) analyses by Seller or its Affiliates (including the Company) of any bids submitted by any prospective purchaser, and (iv) correspondence between or among Seller, the Company and/or their respective representatives and any prospective purchaser other than Buyer; (k) any D&O insurance held by or for the Company, (l) any assets excluded from the transactions contemplated hereby pursuant to the express terms of this Agreement, (m) any revenue or distributions attributable to the other Excluded Assets, (n) all Benefit Plans, (o) all Hedge Contracts; (n) all Employee Liabilities; and (o) all Air Quality Liabilities.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Final Settlement Statement” has the meaning set forth in Section 2.5.

“Financial Statements” has the meaning set forth in Section 6.8(d).

“Financing Sources” means any commercial bank, investment bank or other financial institution providing financing to Buyer in connection with the transactions contemplated by this Agreement that are parties to any Commitment or any joinder agreements, indentures or credit agreement entered into pursuant thereto or related thereto, and their respective Affiliates and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Franchise Tax Liability” means any Tax imposed by a State on Company, Seller or any of their Affiliates’ gross or net income and/or capital for the privilege of engaging in business in that State that was or is attributable to Company’s, Seller’s or any of their Affiliates’ ownership of an interest in the Assets, but excluding for the avoidance of doubt, Income Tax Liability.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 6.1, Section 6.2, Section 6.6 and Section 6.22.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, but not including NORM.

“Hedge Contract” means any Contract to which a Company is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdback Amount” has the meaning set forth in Section 2.9.

“Holdback Period” has the meaning set forth in Section 2.9(a).

“Hydrocarbons” means oil, gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.

“Imbalance” means all Well Imbalances and Pipeline Imbalances.

“Included Asset Assignment” means a document in substantially the form attached hereto as Exhibit J covering the Included Assets.

“Included Assets” means (a) all confidentiality agreements of Seller or any Affiliate of Seller (other than the Company) with a Third Party pertaining to the purchase, directly or indirectly, of any of the Oil and Gas Properties (the “Property CAs”), and (b) the assets and properties described in Schedule 6.30.

“Income/Expense Balance” means the Interim Income less the Interim Expense.

“Income Tax Liability” means any liability of Company, Seller or any of their respective Affiliates attributable to any federal, state or local income Tax measured by or imposed on the net income of Company, Seller or any of its Affiliates that was or is attributable to Company’s or any of its Affiliates’ ownership of an interest in or the operation of the Assets.

“Indemnified Party” has the meaning set forth in Section 4.5(a).

“Indemnifying Party” has the meaning set forth in Section 4.5(a).

“Indemnity Deductible” means $20,000,000.

“Individual Environmental Threshold” has the meaning set forth in Section 5.3(d).

“Individual Title Threshold” has the meaning set forth in Section 5.2(h).

“Interests” has the meaning set forth in the recitals.

“Interim Expense” means the aggregate amount of the Property Expenses that relate to the Interim Period and that are actually paid by or on behalf of the Company.

“Interim Income” means the aggregate amount of the income, proceeds and other receivables of the Company, actually received by or on behalf of the Company, that are attributable to the Assets and that relate to the Interim Period.

“Interim Period” means the period of time from and after the Effective Time up to and including the Closing Date.

“Invasive Activity” means any testing, boring, sampling or other invasive investigative activity with respect to the Assets.

“Knowledge” means (a) with respect to Seller, the actual knowledge (without independent investigation) of (i) Jason Cansler, President, (ii) David Frazier, Vice President – Land, (iii) Richard Hornock, Vice President – Administration, (iv) Jeffrey Fooshee, Vice President - Operations and (v) Julien Smythe, Vice President – Finance and (b) with respect to Buyer, the actual knowledge (without independent investigation) of Lehman E. Newton, Senior Vice President/Regional Manager-Midland; Kenneth J. Knott, Senior Vice President - Business Development and Land; Richard Jenkins, Business Development Supervisor; and Alex Hester, Senior Landman.

“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” means, except for the Excluded Assets, the Company’s right, title and interest in and to the oil and gas leases, oil, gas, and mineral leases and mineral interests (and all leasehold estates created thereby) in Howard County, Texas, including those described in Exhibit A, in each case, subject to any depth limitations applicable thereto (solely to the extent such limitation is fully described on Exhibit A), if any, including any Hydrocarbon leases acquired by the Company as a result of the consummation of any of the trades or exchanges that are described in Schedule 8.1 (the “Trade Leases”), in which event Exhibit A will be deemed amended to include the acquired Trade Leases and exclude the Leases exchanged for such Trade Leases, but excluding, subject to Section 8.10, the Additional Leases and the Other Leases; provided, however, for purposes of the definition of Defensible Title and Article 5 hereof, any Trade Lease shall not be considered a Lease hereunder prior to Closing.

“Legacy Revenues” has the meaning set forth in Section 2.3.

“Legal Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.

“Material Adverse Effect” means an event or circumstance that has resulted or would be reasonably likely to result in, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets or the business, financial condition or results of operations of the Company taken as a whole; provided, however, that “Material Adverse Effect” shall not include any material adverse effects resulting from any of the following:  (i) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, or interest rates) in the area in which the Assets are located, the United States or worldwide; (ii) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (iii) acts or failures to act of Governmental Authorities; (iv) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (v) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, without cost to Buyer; (vi) any change in Laws from and after the Execution Date; (vii) any reclassification or recalculation of reserves; (viii) changes in the prices of Hydrocarbons; (ix) declines in well performance; (x) Casualty Losses, (xi) changes resulting from the performance of the covenants set forth in Article 8 hereof and (xi) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; provided that, in each case, the changes and effects described in (i) or (ii) of this definition do not disproportionately affect the Assets, taken as a whole.

“Material Contracts” has the meaning set forth in Section 6.10(a).

“Mutual Release” means a document in substantially the form attached hereto as Exhibit H.

“Net Acre” shall mean, as computed separately with respect to (a) each Lease,  Additional Lease or Trade Lease, as applicable, (i) the number of gross acres in the lands covered by such Lease,  Additional Lease or Trade Lease, as applicable, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such Lease,  Additional Lease or Trade Lease, as applicable, in such lands, multiplied by (iii) the Company’s Working Interest in such Lease, Additional Lease or Trade Lease, as applicable, provided that if items (ii) and/or (iii) vary as to different areas of such lands (including depths) covered by such Lease,  Additional Lease or Trade Lease, as applicable, a separate calculation shall be done for each such area as if it were a separate Lease,  Additional Lease or Trade Lease, as applicable, and (b) each Acreage Tract, the Net Acres (as determined in accordance with subsection (a) of this definition) for all Leases located within such Acreage Tract.

“Net Acre Allocation” means, with respect to each Acreage Tract, the portion of the Purchase Price allocated per Net Acre in such Acreage Tract as set forth on Exhibit C.

“Net Revenue Interest” means, with respect to (a) any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all Burdens, and (b) any Acreage Tract, the Weighted Average Net Revenue Interest for such Acreage Tract after giving effect to all Burdens.

“Non-Compete Assets” has the meaning set forth in Section 8.13.

“Non-Foreign Certificate” means a document in substantially the form attached hereto as Exhibit D.

“Non-Party” means any Person other than (a) a Party and (b) any Party’s respective Affiliates.

“Non-Party Claim” has the meaning set forth in Section 4.5(b).

“NORM” shall mean naturally occurring radioactive material.

“Oil and Gas Properties”, means the Leases, Wells and Units.

“Other Lease” means any Hydrocarbon lease acquired by Company or its Affiliates that is in the Additional Lease Area but for which Title Approval is not obtained.

“Outside Termination Date” means November 11, 2016.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” means:

(a)           consents to assignment and similar contractual provisions affecting the Assets, including any Customary Post-Closing Consents;

(b)           preferential rights to purchase and similar contractual provisions affecting the Assets;

(c)           required notices to, and filings with, a Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(d)           all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner, (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently used, or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(e)           easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through the Assets that do not materially affect or impair the ownership, use or operation of such Assets (as currently owned, used or operated);

(f)            rights of a common owner of any interest in rights-of-way, permits, easements or other property held by a Company and such common owner as tenants in common or through common ownership;

(g)           liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and for which the Company has an adequate reserve;

(h)           liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(i)            any (i) undetermined or inchoate liens, and (ii) materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar liens, in each case, that secure the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, to the extent such expenses are not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

(j)            any obligations or duties affecting the Assets to any municipality or public authority;

(k)           the terms and conditions of the instruments creating the Assets (including the Leases and Units) and all Burdens created or in existence as of the Effective Time, in each case, that do not operate to (i) reduce the Net Revenue Interest for any Well or Acreage Tract below that set forth in Exhibit B for such Well or Exhibit C for such Acreage Tract, as applicable, (ii) increase the Working Interest for any Well above that set forth in Exhibit B for such Well without at least a corresponding increase in the Net Revenue Interest for such Well, or (iii) decrease the number of Net Acres as to any Acreage Tract below the number of Net Acres set forth in Exhibit C for such Acreage Tract;

(l)            the terms and conditions of the Material Contracts; production sales contracts; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; and seismic or geophysical permits or agreements, in each case, to the extent the same are ordinary and customary to the oil, gas and mineral exploration, development, processing or extraction businesses and that do not operate to (i) reduce the Net Revenue Interest for any Well or Acreage Tract below that set forth in Exhibit B for such Well or Exhibit C for such Acreage Tract, as applicable, (ii) increase the Working Interest for any Well above that set forth in Exhibit B for such Well without at least a corresponding increase in the Net Revenue Interest for such Well, or (iii) decrease the number of Net Acres as to any Acreage Tract below the number of Net Acres set forth in Exhibit C for such Acreage Tract;

(m)          any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n)           zoning and planning ordinances and municipal regulations;

(o)           to the extent not currently triggered or triggered as of the Defect Claim Date, rights of reassignment upon the surrender or expiration of any Lease;

(p)           such Title Defects as Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement; and

(q)           any defect that would not constitute a “Title Defect” under the definition of such term.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Pipeline Imbalance” means any imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by the Company under any Contract relating to the purchase and sale, gathering, transportation, storage or processing (including any production handling and processing at a separation facility) of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by the Company pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.4.

“Property CAs” has the meaning given such term in the definition of Included Assets.

“Property Expenses” means all operating expenses (including costs of insurance) and capital expenditures, in each case, incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, under and pursuant to the relevant operating or unit agreement, if any, and overhead costs charged to the Assets, if any, but excluding Claims attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Law, (b) obligations relating to the abandonment or plugging of wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such wells, facilities and pits, (c) environmental liabilities (provided that for the purposes of this definition of “Property Expenses,” environmental liabilities shall not include any cost or expense incurred in the ordinary course of business to maintain ongoing compliance with Environmental Laws but shall include costs or expenses related to any Remediation), (d) obligations with respect to Imbalances, (e) obligations to pay royalty owners, overriding royalty owners or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (f) obligations with respect to Hedge Contracts, (g) Asset Taxes, (h) any costs incurred by Seller or the Company to cure any Title Defect asserted pursuant to Section 5.2 or Environmental Defect asserted pursuant to Section 5.3 pursuant to this Agreement and (i) claims for indemnification or reimbursement from any Non-Party with respect to costs of the types described in the preceding clauses (a) through (i), whether such claims are made pursuant to Contract or otherwise.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Records” means, to the extent available, the original versions, or where original versions are not available, full and complete copies, of the Company’s books, records and files, including any and all title, Tax, financial, technical, engineering, environmental and safety records and information.

“Remediation” and its derivatives means the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws, including monitoring, to correct or remove the applicable Environmental Defect.

“Remediation Amount” means, with respect to an Environmental Defect, the present value as of the Closing Date of the cost (net to the Company’s interest) of the most cost effective Remediation of such Environmental Defect that is reasonably available.

“Riverstone Companies” means Riverstone Holdings LLC, any fund formed or managed by such Person for the purposes of making investments, or any portfolio company of any of such funds (other than Seller and the Company).

“Seismic License” means that certain Master Geophysical Data-Use License described on

Schedule 6.30.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Group” means (a) Seller and its members, managers, officers, directors, agents, representatives, consultants, advisors and employees, (b) Seller’s Affiliates and their respective members, managers, officers, directors, agents, representatives, consultants, advisors and employees, and (c) the Riverstone Companies and each of their respective members, managers, officers, directors, agents, representatives, consultants, advisors and employees.

“Signatories” has the meaning set forth in Section 6.16.

“Special Warranty” means (a) the special warranty of title given by Seller and certain of its Affiliates as set forth in the Included Asset Assignment and (b) the special warranty contained in Section 6.31.

“Subject Excluded Assets” means assets (including equity interests) and properties described in Exhibit F and all Contracts and other properties to the extent (and only to the extent) related thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned directly or indirectly by such Person.

“Suspense Funds” shall mean all amounts attributable to sales of Hydrocarbons produced from the Assets that are held in suspense by Seller or its Affiliates.

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. income, profits, windfall, franchise, sales, use, value added, ad valorem, property (whether real or personal), severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, alternative minimum, premium, reclamation, social security, payroll, unemployment, disability or withholding taxes or other assessments, duties, customs, tariffs, levies, fees or charges imposed by any Governmental Authority, including any interest, fines, penalties or additional amounts that may be imposed with respect thereto, whether disputed or not, and including obligations to pay any of the foregoing as to any other Person, whether as transferee, successor, withholding agent or otherwise or by contract or Law.

“Tax Return” means any return (including any information return), report, statement, schedule, declaration, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to or in connection with any Tax.

“Threshold Amount” has the meaning set forth in Section 4.4(b).

“Title Arbitrator” has the meaning set forth in Section 5.2(i).

“Title Approval” means with respect to any Trade Lease or Additional Lease, such title of the Company as of the date of the acquisition of any Trade Lease or Additional Lease that (a) is approved by Buyer in writing, or (b):

(i)            is not subject to any overriding royalty interests created in favor of Seller or any of its Affiliates;

(ii)           is not subject to Burdens in excess of 25%;

(iii)          subject to the Permitted Encumbrances, entitles the Company to the Net Acres set forth in Seller’s notice regarding acquisition of a Trade Lease or in an Additional Lease Notice, as applicable, (but limited to the specified formations or reservoirs set forth in such notices with respect to the applicable Trade Lease or Additional Lease); and

(iv)          is free and clear of all Encumbrances, other than the Permitted Encumbrances.

“Title Benefit” means any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of the Company in any Well or Acreage Tract above that shown for such Well in Exhibit B or such Acreage Tract in Exhibit C, as applicable, to the extent and only to the extent the same does not, with respect to Company’s interest in any Well, cause a proportionate (or greater) increase in the Company’s Working Interest in such Well above that shown in Exhibit B for such Well, or (b) to increase the Company’s Net Acres for any Acreage Tract above that shown for such Acreage Tract in Exhibit C.

“Title Benefit Amount” means, with respect to any Title Benefit Property, the amount equal to the increase in the Allocated Value for such Title Benefit Property as determined pursuant to Section 5.2(g).

“Title Benefit Notice” has the meaning set forth in Section 5.2(b).

“Title Benefit Property” has the meaning set forth in in Section 5.2(b).

“Title Defect” means any Encumbrance, defect or other matter that causes the Company not to have Defensible Title in and to any of the Oil and Gas Properties; provided that each Title Defect will be addressed as a single condition with respect to each Acreage Tract or Well affected thereby and such Title Defects will not be aggregated on a per condition basis or otherwise across different Acreage Tracts or Wells; and provided further that, notwithstanding anything herein to the contrary, none of the following shall be considered Title Defects:

(a)           defects in the chain of title consisting of the failure to recite marital status in a document, unless Buyer provides affirmative evidence that such failure results in another Person’s superior claim of title to the relevant Oil and Gas Property;

(b)           defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)           any Encumbrance or loss of title resulting from Seller’s or the Company’s conduct of business after the Execution Date pursuant to actions specifically required of Seller or the Company pursuant to this Agreement;

(d)           defects arising from any change in Laws after the Execution Date;

(e)           defects arising from any Encumbrance created by a mineral owner that has not been subordinated to the lessee’s interest, except to the extent the same is currently in default or subject to a proceeding to enforce said Encumbrance;

(f)            defects based upon the failure to record, or improper recording of, any state Leases or any assignments of interests in such state Leases in any applicable county public records;

(g)           defects arising from or relating to the outcome of any Legal Proceedings set forth in Schedule 6.4;

(h)           defects based solely on lack of information in Seller’s or the Company’s files;

(i)            defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence that such corporate or other entity action results in another Person’s superior claim of title to the relevant Asset;

(j)            defects based on a gap in the Company’s chain of title to any Asset in the applicable federal or state records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(k)           defects that have been cured by applicable Laws of limitations or prescription;

(l)            defects arising from any Lease having no pooling provision or an inadequate horizontal pooling provision, except to the extent included in a Unit currently existing with respect to a producing Well and no ratification of such Unit by the lessor under the Lease has been obtained;

(m)          defects arising from failure to have surface access or other surface rights that would prevent the Company from drilling any horizontal well (with a lateral length through a Lease or Acreage Tract together with other Leases or Acreage Tracts that is the lesser of 10,500 feet and a distance reasonably capable of being drilled based on existing technology and operational capability) through such Lease or Acreage Tract in order to produce Hydrocarbons therefrom;

(n)           defects arising from failure of any non-participating royalty owners to ratify a Unit, except to the extent included in a Unit currently existing with respect to a producing Well;

(o)           defects that affect only which Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payments to the extent the applicable royalty payments have been legally placed in suspense;

(p)           defects related to failure to obtain subordination of deeds of trust in favor of lenders to the lessor under the Oil and Gas Lease, dated June 25, 2014, by Alon USA Refining, LLC, a Delaware limited liability company, originally leased to Veritas 321 Energy Partners, LP, except to the extent such deeds of trust are currently in default or subject to an enforcement proceeding; and

(q)           defects based solely on the failure of a Lease (which by its terms is still within the primary term) to hold a specified number of Net Acres after the primary term of such Lease has expired based on any provision in the Lease providing that the Lease holds only the acreage within the minimum proration unit required to produce the maximum allowable.

“Title Defect Amount” has the meaning set forth in Section 5.2(d)(i).

“Title Defect Notice” has the meaning set forth in Section 5.2(a).

“Title Defect Property” has the meaning set forth in Section 5.2(a).

“Title Disputes” has meaning set forth in Section 5.2(i).

“Transaction Documents” means those documents executed and/or delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 12.2.

“Units” means, except for the Excluded Assets, the Company’s right, title and interest in and to any units or pooling arrangements wherein any Lease is pooled or unitized.

“Weighted Average Net Revenue Interest” means, in the case of any Acreage Tract (but limited to the specified formations or reservoirs set forth in such Exhibit with respect to such Acreage Tract), the sum of the following for each Lease in such Acreage Tract:  (a) the product of the Net Revenue Interest for such Lease, multiplied by (b) a fraction, (i) the numerator of which is the number of Net Mineral Acres subject to such Lease (but only to the extent such Lease is actually located within such Acreage Tract), and (ii) the denominator of which is the total number of Net Mineral Acres subject to Leases in such Acreage Tract (but only to the extent such Leases are actually located within such Acreage Tract).

“Well Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the Company therein and the shares of production from the relevant Well to which the Company is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” means, except for the Excluded Assets, the Company’s right, title and interest in and to any oil and gas well, fresh water well, injection well, salt water disposal well and each other well of every nature and kind located on the Leases or Units, including those described in Exhibit B.

“Willful Breach” means, with respect to any Party, such Party willfully and intentionally breaching in any material respect (by refusing to perform or taking an action prohibited) any material covenant applicable to such Party.

“Working Interest” means, with respect to any Well, Lease, Trade Lease or Additional Lease, the interest in and to such Well, Lease, Trade Lease or Additional Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, Lease, Trade Lease or Additional Lease, but without regard to the effect of any Burdens.

1.2          References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The word “including” (in its various forms) means “including without limitation”.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, shall have the meaning given to it under GAAP.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Except as expressly provided otherwise in this Agreement, references to any Law or Contract means such Law or Contract as it may be amended from time to time.  The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa.  References to any date and/or time shall mean such date or time, as applicable, in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas.

ARTICLE 2
SALE OF INTERESTS

2.1          Purchase Price; Deposit.

(a)           The total purchase price, subject to adjustment in accordance with the terms of this Agreement, to be paid to Seller by Buyer for the Interests is $980,000,000 (the “Purchase Price”).  Subject to the provisions of Section 2.9, the Dollar amount to be paid by Buyer to Seller at Closing (such amount to be paid, the “Closing Amount”) shall be determined as set forth in Section 2.4.

(b)           On or before the Execution Date of this Agreement, Seller has or shall submit to the Escrow Agent all know-your-customer information from Seller that the Escrow Agent requests in order to open the Escrow Account.  On or before the date that is the second Business Day following the Escrow Agent’s receipt of all know-your-customer information from

Seller that the Escrow Agent requires in order to open the Escrow Account, Buyer shall deposit by wire transfer in immediately available funds into the Escrow Account, the sum of $49,000,000 (such amount, together with all interest earned thereon, the “Deposit”).  The Deposit shall be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

(c)           If the Closing occurs, (i) the Deposit shall be (A) reclassified to become the Holdback Amount at Closing, and (B) retained by the Escrow Agent as provided for in Section 2.9 and (ii) the Deposit will be applied to the Closing Amount payable at Closing.  If this Agreement is terminated prior to Closing in accordance with Section 11.1, the provisions of Section 11.2 shall be applicable and the Deposit shall be handled in accordance therewith.

2.2          Purchase Price Adjustments.  The Purchase Price shall be adjusted as follows (and the resulting amount shall be herein called the “Adjusted Purchase Price”):

(a)           upward by the following amounts (without duplication):

(i)            if the Income/Expense Balance is negative, by the absolute value of the Income/Expense Balance;

(ii)           the total Acquisition Consideration for all Additional Leases;

(iii)          the amount of all Taxes prorated to Buyer in accordance with Section 8.3 but paid or payable by Seller;

(iv)          to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the value of all (A) Hydrocarbons attributable to the Leases and/or Wells included in the Assets in tanks above the pipeline sales connection (excluding tank fill), in each case, as of the Effective Time, plus (B) the unsold inventory of gas products attributable to the Leases and/or Wells as of the Effective Time, in each case, such value to be based upon the contract price in effect as of the Effective Time (or if no such contract is in effect, the market value in the area as of the Effective Time), less amounts payable as Burdens upon, measured by or payable out of such production; and

(v)           any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.

(b)           downward by the following amounts (without duplication):

(i)            if the Income/Expense Balance is positive, by the Income/Expense Balance;

(ii)           subject to Section 5.2(h), if Seller makes the election under Section 5.2(d)(i) with respect to a Title Defect properly asserted by Buyer prior to the Defect Claim Date, the Title Defect Amount with respect to such Title Defect;

(iii)          subject to Section 5.3(d), if Seller makes the election under

Section 5.3(b)(i) with respect to an Environmental Defect properly asserted by Buyer prior to the Defect Claim Date, the Remediation Amount with respect to such Environmental Defect;

(iv)          subject to Section 5.2(h) and Section 5.3(d), as applicable, if Seller makes the election under Section 5.2(d)(ii) or Section 5.3(b)(ii) with respect to any Title Defect or Environmental Defect, as applicable, properly asserted by Buyer prior to the Defect Claim Date, the Allocated Value of the Title Defect Property or Environmental Defect Property, as applicable, affected thereby and excluded from the transactions contemplated by this Agreement;

(v)           the amount of all Taxes prorated to Seller in accordance with Section 8.3 but paid or payable by Buyer;

(vi)          an amount equal to the Suspense Funds as of the Closing Date; and

(vii)         any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.

2.3          Interim Expenses and Interim Income.  From and after the Closing (a) Seller is entitled to all income, proceeds and other receivables of the Company or attributable to the Assets, including all rights to production and proceeds from production to the extent the same relate to the period prior to the Effective Time (collectively, the “Legacy Revenues”), and is responsible for payment of all Property Expenses of the Company to the extent the same relate to the period prior to the Effective Time, and (b) the Company is entitled to all income, proceeds and other receivables of the Company or attributable to the Assets, including all rights to production and proceeds from production, and is responsible for payment of all Property Expenses of the Company, in each case, to the extent the same relate to the period from and after the Effective Time.  Notwithstanding anything to the contrary in this Agreement, in addition to the distribution of all of the Excluded Assets held by the Company, Seller shall be entitled to (i) distributions from the Company from time to time prior to Closing of any Legacy Revenues and (ii) to the extent provided in Section 2.7, the right to any future Legacy Revenues, to the extent received by the Company on or after the Closing.

2.4          Preliminary Settlement Statement.  No later than five Business Days prior to the Closing Date, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth an estimate of the Adjusted Purchase Price, reflecting each proposed adjustment to be made in accordance with Section 2.2 of this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 10.3(a).  Within three Business Days of receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement, if any, together with an explanation of such changes.  The Preliminary Settlement Statement, as agreed upon by the Parties, shall be used to calculate the Closing Amount; provided that if the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by Seller shall be used to calculate the Closing Amount.

2.5          Final Settlement Statement.  On or before the date that is 90 days following the Closing Date, a final settlement statement (the “Final Settlement Statement”) shall be provided by Seller, based on actual Interim Income and Interim Expenses and that takes into account all final adjustments made to the Purchase Price in accordance with Section 2.2 and shows the resulting final Adjusted Purchase Price.  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not included in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller shall be deemed to be mutually agreed upon by the Parties and shall be final and binding on the Parties.  If the final Adjusted Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the final Adjusted Purchase Price shall be final and binding on the Parties, subject to the provisions of Section 2.7.  Once the final Adjusted Purchase Price has been agreed (or deemed agreed) upon by the Parties pursuant to this Section 2.5 or determined by the Accounting Referee pursuant to Section 2.6, as applicable, then, if the final Adjusted Purchase Price is (a) more than the Closing Amount plus the Deposit, Buyer shall pay to an account designated by Seller the amount of such difference, or (b) less than the Closing Amount plus the Deposit, Seller shall pay to an account designated by Buyer the amount of such difference, in each case, by wire transfer in immediately available funds no later than five Business Days after the date such final Adjusted Purchase Price is agreed, or deemed agreed, pursuant to this Section 2.5 or determined pursuant to Section 2.6, as applicable.

2.6          Disputes.  If Seller and Buyer are unable to resolve all of the matters addressed in the Dispute Notice (if any), each of Buyer and Seller shall, within five Business Days after the Accounting Referee has agreed to serve as such or has been appointed by the Parties or the AAA, as applicable, summarize its position with regard to the disputed adjustments in a written document of ten pages or less and submit such summaries to the Accounting Referee, together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Seller shall also furnish the Accounting Referee with a copy of this Agreement.  The Parties shall instruct the Accounting Referee that, within 15 Business Days after receiving the Parties’ respective submissions, the Accounting Referee shall render a decision choosing either Seller’s position or Buyer’s position with respect to each disputed adjustment addressed in any Dispute Notice, whichever is most accurate based on the terms of the Agreement and the materials described above.  The Accounting Referee shall calculate only the disputed adjustments addressed in the Dispute Notice that are not otherwise resolved and agreed upon in writing by Seller and Buyer after delivery of the Dispute Notice.  Each choice between Seller’s position and Buyer’s position with respect to any disputed adjustment that is rendered by the Accounting Referee in accordance with this Section 2.6 shall be final, conclusive and binding on Seller and Buyer and shall be enforceable against each of the Parties in any court of competent jurisdiction. The costs of such Accounting Referee shall be borne one-half by Buyer and one-half by Seller.  The final Adjusted Purchase Price set forth in the Final Settlement Statement incorporating the adjustment amounts determined by the Accounting Referee in accordance with this Section 2.6, in addition to the adjustment amounts agreed to in writing by the Parties, shall be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby, which amounts shall be subject to the provisions of Section 2.7).  The Accounting Referee shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter.

2.7          Post-Closing Revenues and Expenses.  If, after the Parties’ agreement (or deemed agreement) upon the Final Settlement Statement or the Accounting Referee’s decision with respect to any disputed adjustments in accordance with Section 2.6, (a) any Party or its Affiliates receives monies belonging to the other Party or its Affiliates under Section 2.3, including proceeds of production, then such amount shall, within five Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (b) any Party or its Affiliates pays monies for expenses or obligations that are the obligation of the other Party or its Affiliates under Section 2.3, then such other Party shall, within five Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party that paid such amounts, (c) a Party or its Affiliates receives an invoice of an expense or obligation that is owed by the other Party or its Affiliates under Section 2.3, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (d) an invoice or other evidence of an obligation is received by a Party or its Affiliates that is partially an obligation of both Seller or its Affiliates and Buyer or its Affiliates under Section 2.3, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.  Notwithstanding the foregoing, from and after the date that is the later of (i) 150 days after Closing and (ii) if applicable, the Accounting Referee’s decision with respect to any disputed adjustments in accordance with Section 2.6, the Parties shall have no further obligation under this Section 2.7.

2.8          Purchase Price Allocation.  Seller and Buyer agree to allocate the Adjusted Purchase Price in accordance with the allocation schedule attached as Schedule 2.8 (the “Allocated Values”). The Adjusted Purchase Price (and any other amounts treated as consideration under the Code) (and any adjustments thereto under this Agreement) shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”).  The Allocation shall be prepared in a manner consistent with the Allocated Values, and shall be delivered by Buyer to Seller within 90 days after the Closing Date (and after any adjustments to the Adjusted Purchase Price hereunder) for Seller’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation within 15 days.  If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly in accordance with the procedures set forth in Section 2.5.  If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as mutually agreed by Buyer and Seller.  Buyer and Seller shall file all Tax Returns (including, Internal Revenue Service Form 8594) in a manner consistent with the then effective Allocation.  Neither Buyer nor Seller shall take any Tax position inconsistent with such then effective Allocation, unless otherwise required by Law, and neither Buyer nor Seller shall agree to any proposed adjustment to the then effective Allocation by any Taxing Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.

2.9          Indemnity Holdback.  At Closing, notwithstanding any other provision of this Agreement to the contrary, in partial satisfaction of Buyer’s obligation to pay to Seller the Closing Amount at Closing, the Deposit shall be reclassified at Closing to become the “Holdback Amount” for the purposes of this Agreement and the Escrow Agreement.  The Holdback Amount, together with the interest earned thereon from and after the Closing (such interest, together with the Holdback Amount, “Escrow Fund”), shall be held in the Escrow Account and paid out in accordance with the provisions of this Section 2.9 and the Escrow Agreement by way of security in support of the indemnification obligations of Seller under Section 4.2.  From time to time after Closing, the Escrow Agent shall be irrevocably instructed in writing by Seller and Buyer to release all or portions of then-remaining Escrow Fund to Buyer or to Seller, in each case, as provided below in this Section 2.9.

(a)           If at any time prior to the nine month anniversary of the Closing Date (such time period, the “Holdback Period”) there are amounts remaining in the Escrow Fund, to the extent that Seller does not promptly (and in any event within 30 days after receipt of a Claim Notice from Buyer) reimburse or pay Buyer for any amounts to which Buyer is entitled with respect to such Claim Notice pursuant to Section 4.2, then Buyer shall be entitled, at any time and from time to time, to deliver to Seller written notice (an “Escrow Claim Notice”) which notice shall specify with particularity the nature and amount of Buyer’s claim pursuant to Section 4.2 set forth in the Claim Notice (the “Escrow Claim”), including details of and a basis under this Agreement entitling Buyer to such Escrow Claim and, if such Escrow Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Escrow Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.  Upon final resolution of any such Escrow Claim pursuant to the mutual written agreement of Buyer and Seller or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 12.7, if Buyer is entitled to all or any portion of the Escrow Fund then-remaining, then Seller and Buyer shall provide joint written instructions to the Escrow Agent to disburse to Buyer the amount set forth in such joint written instruction, which amount shall be that portion of the Escrow Fund remaining at such time in the Escrow Account as would satisfy such Escrow Claim.

(b)           On the first Business Day following the expiration of the Holdback Period, Seller and Buyer shall provide joint written instructions to the Escrow Agent to release to Seller any amounts then-remaining in the Escrow Fund, excluding those amounts attributable to any then-outstanding Escrow Claim for which Buyer has provided an Escrow Claim Notice to Seller and Escrow Agent in accordance with Section 2.9(a) that have not been previously satisfied and, with respect to each such outstanding Escrow Claim, the amount attributable thereto (to the extent sufficient funds remain in the Escrow Fund as of such date and if there are insufficient funds remaining in the Escrow Fund as of such date, the entirety of the funds remaining in the Escrow Fund as of such date) shall remain part of the Escrow Fund in the Escrow Account until final resolution of such Escrow Claim pursuant to the mutual written agreement of Buyer and Seller or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 12.7.  Upon such final resolution, Seller and Buyer shall provide joint written instructions to the Escrow Agent to distribute the applicable funds in accordance with the resolution.

ARTICLE 3
LOSS AND CASUALTY / INSPECTION OF ASSETS

3.1          Casualty Loss.  If, after the Execution Date but prior to the Closing Date, any portion of the Assets suffers a Casualty Loss, then Buyer shall nevertheless be required to Close, and (a) in the event of a taking, the Assets affected thereby shall be excluded from the transactions contemplated by this Agreement and the Purchase Price will be reduced by the Allocated Value of all Assets affected by such taking, or (b) except as provided in (a), Seller shall elect by written notice to Buyer prior to Closing either (i) to cause, at Seller’s sole cost and expense, any Asset affected by a Casualty Loss to be repaired or restored to at least its quality and condition as before the Casualty Loss as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) reduce the Purchase Price by the cost to repair or restore each Asset affected by such Casualty Loss to at least its quality and condition as before the Casualty Loss.  In each case, Seller shall be entitled to receive all of its and the Company’s rights to insurance and other Claims (including any condemnation proceeds) with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

3.2          Post-Closing Insurance.  Buyer understands and agrees that from and after the Closing, (a) no insurance coverage shall be provided to the Company or Buyer under any insurance policy issued to Seller or any Affiliate of Seller (other than the Company), and (b) no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Effective Time, shall be made by Buyer or its Affiliates (including the Company) directly against or under any of the afore-described insurance policies, regardless of their date of issuance.

3.3          Access.

(a)           From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 3.3 and obtaining any required consents of Non-Parties, including Non-Party operators of the Assets (which consents Seller shall use its commercially reasonable efforts to cause Company to obtain but Seller shall not be required to pay any consideration therefor), Seller shall afford to members of the Buyer Group, upon reasonable prior notice, access, during normal business hours or such other times as may be reasonably accommodated by Seller, to the Assets and all Records in Seller’s or its Affiliates’ possession or control.  All investigations and due diligence conducted by the Buyer Group shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any examination done by the Buyer Group shall result from Buyer’s own independent review and judgment.  Buyer shall coordinate its access rights and physical inspections of the Assets with Seller so as not to unreasonably interfere with the conduct of business by Seller, the Company or the operator of the Assets and Seller shall have the right to accompany the Buyer Group in connection with any physical inspection of the Assets at Seller’s sole risk and expense (without limiting, however, Buyer’s indemnity obligations under Section 3.3(c)).  Buyer shall, and shall cause all other members of the Buyer Group to, abide by Seller’s and any Non-Party operator’s applicable safety rules, regulations and operating policies that are communicated in writing in advance to Buyer Group while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets.

(b)           Notwithstanding anything in Section 3.3(a) to the contrary, (i) no Invasive Activity shall be conducted by any member of the Buyer Group upon the Assets and (ii) no member of the Buyer Group shall have access to, have the right to review or otherwise be permitted to conduct any due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller or the Company do not have the authority to grant access to or the right to review or otherwise grant permission to conduct due diligence with respect to such Assets (unless Buyer independently obtains authorization from the applicable Third Party to conduct such due diligence), provided that if Buyer is not allowed access to conduct any due diligence (including a Phase I environmental property assessment) with respect to any Well or other Assets where Seller or the Company have conducted or are conducting any operations, then Buyer may elect, in its sole discretion, to exclude the affected Assets from the transaction contemplated hereby, in which event the affected Assets will be deemed Excluded Assets and included in the Excluded Assets Assignment to be delivered at Closing, and the Purchase Price will be reduced by the Allocated Value of all such affected Assets.

(c)           Buyer hereby releases, indemnifies, defends and holds harmless each of the operators of the Assets and the members of the Seller Group (including the Company) from and against any and all Claims (including any injury, loss or damage arising out of such entry that may occur) of any member of the Buyer Group, arising out of, resulting from or relating to any office visit, field visit, environmental property assessment or other due diligence activity conducted by any member of the Buyer Group with respect to the Assets, EVEN IF SUCH CLAIMS ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE SELLER GROUP, EXCEPTING ONLY CLAIMS ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER GROUP.  In addition, Buyer hereby releases, indemnifies, defends and holds harmless each of the operators of the Assets and the members of the Seller Group (including the Company) from and against any and all Claims (including any injury, loss or damage arising out of such entry that may occur) arising out of, resulting from or relating to any office visit, field visit, environmental property assessment or other due diligence activity conducted by any member of the Buyer Group with respect to the Assets to the extent (and then only to the extent) such Claims are caused by or attributable to actions or inactions of any member of the Buyer Group.

(d)           Buyer agrees to promptly provide Seller copies of those environmental reports and environmental test results prepared by Buyer and/or any of Buyer’s Representatives which relate to any (i) Environmental Defect Buyer intends to assert or (ii) matter for which Buyer intends to assert a breach of Section 6.12.  None of Buyer, any of Buyer’s Representatives or Seller shall be deemed by Seller’s receipt of said documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.  Buyer Group (in the event Closing does not occur) and Seller Group (in the event Closing occurs) shall keep and maintain confidential (and not disclose to any other Person, except as required by any Governmental Authority, in whole or in part) any results of (or reports or other documents arising from) an environmental assessment of the Assets.

(e)           Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to Seller or its Affiliates (including the Company), (i) repair all damage done to the Assets (including the real property and other assets associated therewith) caused by any member of the Buyer Group’s due diligence, (ii) restore the Assets (including the real property and other assets associated therewith) to at least the same condition than prior to commencement of any member of the Buyer Group’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with any member of the Buyer Group’s due diligence, provided that in no event will the foregoing be interpreted to require Buyer to remediate any Environmental Defect to the extent not caused by any member of Buyer Group.

(f)            During all periods that any member of the Buyer Group is on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller (or the applicable Non-Party operator, as applicable), policies of insurance of types and in amounts sufficient to cover the obligations and liabilities of Buyer under this Section 3.3. Coverage under all insurance required to be carried by Buyer under this Section 3.3(f) shall (i) be primary insurance, (ii) list the Seller Group as additional insureds, and (iii) waive subrogation against the Seller Group.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the lands underlying the Assets.

3.4          Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records and/or the Assets, Buyer shall become privy to confidential and other information of Seller and the Company and that such information shall be held confidential by Buyer and the other members of the Buyer Group in accordance with the terms of the Confidentiality Agreement as if each had been a party to the Confidentiality Agreement.  If the Closing should occur, the immediately foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets).

3.5          Disclaimers.

(a)           EXCEPT FOR THE SPECIAL WARRANTY AND AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND IN THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 10.2(c), (I) NONE OF SELLER OR ANY MEMBER OF THE SELLER GROUP (INCLUDING THE COMPANY) MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER (ON ITS OWN  BEHALF AND ON BEHALF OF THE MEMBERS OF THE SELLER GROUP) EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS PROVIDED IN ARTICLE 4) FOR, IN EACH CASE, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY MEMBER OF THE BUYER

GROUP (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY MEMBER OF THE BUYER GROUP BY A MEMBER OF THE SELLER GROUP).

(b)           EXCEPT FOR THE SPECIAL WARRANTY AND AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND IN THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 10.2(c), AND WITHOUT LIMITING THE GENERALITY OF SECTION 3.5(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY SELLER OR ANY OTHER MEMBER OF THE SELLER GROUP, AS TO (I) THE COMPANY’S TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE COMPANY, THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR ANY OTHER MEMBER OF THE SELLER GROUP WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY OTHER MEMBER OF THE BUYER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT FOR THE SPECIAL WARRANTY AND AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE 6 AND IN THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 10.2(c), SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, BY SELLER OR ANY OTHER MEMBER OF THE SELLER GROUP, REGARDING MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, OR RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION; IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT SUBJECT TO SUCH EXCEPTION, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS (INDIRECTLY THROUGH THE PURCHASE OF THE INTERESTS) IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)       EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.12, SECTION 6.26 AND IN THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 10.2(c), NO MEMBER OF THE SELLER GROUP HAS MADE OR SHALL MAKE ANY

REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS (INDIRECTLY THROUGH THE PURCHASE OF THE INTERESTS) “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE) FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)           SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.5 ARE CONSPICUOUS DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 4
ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

4.1          Buyer Acknowledgement of Obligations.  Except to the extent (and only to the extent) that Seller is obligated to indemnify Buyer Group pursuant to Section 4.2, Buyer expressly acknowledges that the Company is responsible for, and neither the Company nor Buyer shall have any recourse against Seller or the Seller Group for, the debts, liabilities, commitments, duties and obligations of the Company, including those arising under, related to or in connection with the ownership, operation, use or condition of the Assets and/or the business of the Company, whether or not such debts, liabilities, commitments, duties or obligation arose or relate to periods of time prior to, on or after the Effective Time.

4.2          Seller’s Indemnity Obligation.  If Closing shall occur, then effective from and after the Closing Date, and subject to the limitations set forth in Section 4.4, Seller hereby defends, indemnifies and holds Buyer Group (including, from and after the Closing, the Company) harmless from and against any and all Claims arising out of, resulting from or relating to:

(a)           any breach by Seller of Seller’s representations or warranties set forth in Article 6 or in the certificate delivered by Seller at Closing pursuant to Section 10.2(c);

(b)           personal injury, illness or death of any person arising before the Closing Date relating to Seller’s, the Company’s or any of their Affiliates’ ownership or operation of the Assets;

(c)           any contamination or condition that is the result of the disposal by Seller, the Company, any of their Affiliates and any contractors of the foregoing of any Hazardous Substances attributable to the ownership or operation of the Assets to any location not on the

Assets or lands pooled or unitized therewith and attributable to the period of time prior to the Closing Date;

(d)           any breach by Seller of any of its covenants or agreements under this Agreement;

(e)           any Tax of Seller, the Company or any of their Affiliates for any period (or portion thereof) ending prior to the Effective Time to the extent not otherwise taken into account in the Adjusted Purchase Price;

(f)            the Seller’s, Company’s or any of their Affiliates’ failure to properly pay, in accordance with the terms of any Lease, all Burdens with respect to such Lease prior to the Effective Time (other than for amounts held in suspense); and

(g)           the Excluded Assets;

provided, however, in no event shall Seller have any obligation to provide indemnification for any matters to the extent adjustments therefor are taken into account in the Preliminary Settlement Statement or the Final Settlement Statement.

4.3          Buyer’s Indemnity Obligation.  If Closing shall occur, from and after the Closing Date, Buyer hereby releases, defends, indemnifies and holds Seller Group harmless from and against any and all Claims arising out of, resulting from or relating to:

(a)           any breach by Buyer of Buyer’s representations, warranties or covenants set forth in this Agreement or in the certificate delivered by Buyer at Closing pursuant to Section 10.3(c); and

(b)           (i) the ownership of the Interests and the Company, (ii) the ownership, use operation, or condition of the Assets (directly or indirectly), and/or (iii) the business of the Company in each case, whether or not such Claims relate to periods prior to, on or after the Effective Time;

but excepting, in each case, Claims with respect to which Seller is required to indemnify Buyer and the other members of the Buyer Group pursuant to Section 4.2 or Section 8.15.

4.4          Claim Periods, Deductible, Threshold and Cap.  Seller shall have no obligation or liability under Section 4.2, for:

(a)           any Claim asserted by Buyer hereunder, if Buyer has not provided Seller with a Claim Notice on or before the nine month anniversary of the Closing Date with respect to such Claim (other than any Claim for a breach by Seller of its representation and warranty in Section 6.31 or a Claim related to Taxes);

(b)           any Claim asserted by Buyer hereunder (other than any Claim (i) for a breach by Seller of its representation and warranty in Section 6.9 or Section 6.31, (ii) for a breach of Seller’s covenants in Article 2, Section 8.3 or Section 8.13 or (iii) under Section 4.2(g)), if such Claim has a value of $100,000 or less (the “Threshold Amount”) (and these types of

Claims shall not be counted in determining whether the Indemnity Deductible has been reached);

(c)           any Claim asserted by Buyer hereunder (other than any Claim (i) for a breach by Seller of its representation and warranty in Section 6.9 or Section 6.31, (ii) for a breach of Seller’s covenants in Article 2, Section 8.3 or Section 8.13 or (iii) under Section 4.2(g)) if the aggregate amount of all Claims asserted by Buyer hereunder that are in excess of the Threshold Amount does not exceed the Indemnity Deductible, and then only to the extent such Claims exceed the Indemnity Deductible; and

(d)           any Claims asserted by Buyer hereunder to the extent exceeding, in the aggregate, the Holdback Amount.

Notwithstanding the foregoing, the limitations described above shall not apply to any Claim under Section 4.2 for breach of any of the Fundamental Representations.

4.5          Notice of Claims.  All claims for indemnification under Section 3.3(c), Section 4.2 and Section 4.3 shall be asserted and resolved as follows:

(a)           For purposes of Section 3.3(c) and this Article 4, the term “Indemnifying Party” when used in connection with particular Claims shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Claims pursuant to Section 3.3(c) or this Article 4, as applicable, and the term “Indemnified Party” when used in connection with particular Claims shall mean the Party or Person(s) having the right to be indemnified with respect to such Claims by another Party pursuant to Section 3.3(c) or this Article 4, as applicable.

(b)           To make a claim for indemnification under Section 3.3(c), Section 4.2 or Section 4.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 4.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Non-Party against the Indemnified Party (a “Non-Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Non-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Non-Party Claim; provided that the failure of any Indemnified Party to give notice of a Non-Party Claim as provided in this Section 4.5 shall not relieve the Indemnifying Party of its obligations under Section 3.3(c), Section 4.2 or Section 4.3, as applicable, except to the extent (and then only to such extent) such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Non-Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Non-Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Non-Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to indemnify and defend the Indemnified Party against such Non-Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.  In the event that the Indemnifying Party fails to notify the Indemnified Party on whether it admits or denies its liability to defend the Indemnified Party, then the Indemnifying Party shall be deemed to have denied its liability.

(d)           If the Indemnifying Party admits its liability to defend the Indemnified Party against a Non-Party Claim, then the Indemnifying Party shall have the right and obligation to diligently defend, at its sole cost and expense, such Non-Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Non-Party Claim that the Indemnifying Party elects to contest.  The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Non-Party Claim controlled by the Indemnifying Party pursuant to this Section 4.5(d); provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person.  The foregoing provisions of this Section 4.5(d) shall not apply to any Non-Party Claim by a Governmental Authority with respect to a Tax. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Non-Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all Claims in respect of such Non-Party Claim or (ii) settle any Non-Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Non-Party Claim, but fails to diligently prosecute or settle such Non-Party Claim, then the Indemnified Party shall have the right to defend against the Non-Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of its choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Non-Party Claim at any time prior to settlement or final determination thereof.  Any settlement of the Non-Party Claim by the Indemnified Party shall require the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.

(f)            In the case of a claim for indemnification not based upon a Non-Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Claims complained of, (ii) admit its liability for such Claim or (iii) dispute the claim for such Claims.  If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Claims or that it disputes the claim for such Claims, then the Indemnifying Party shall be deemed to dispute its liability for such Claims.

4.6          Waiver of Certain Damages.  NO MEMBER OF THE BUYER GROUP OR SELLER GROUP SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A NON-PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.  SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH MEMBER OF THE BUYER GROUP, AND SELLER, ON BEHALF OF EACH MEMBER OF THE SELLER GROUP, WAIVE ANY RIGHT TO RECOVER CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.7          Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement but except as set forth in Section 8.3 or Section 8.13, for the Special Warranty and except for damages in the case of common law actual fraud or any breach of the provisions of Article 2 regarding the Final Settlement Statement and the final Adjusted Purchase Price, from and after Closing, Section 3.3(c), Section 4.2 and Section 4.3 contain the Parties’ exclusive remedies against each other or each Party’s Affiliates with respect to the transactions contemplated hereby, including any breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate(s) delivered by each Party at Closing pursuant to Section 10.2(c) or Section 10.3(c), as applicable.  Except as set forth in Section 8.3 or Section 8.13, for the Special Warranty and except for damages in the case of common law actual fraud or any breach of the provisions of Article 2 regarding the Final Settlement Statement and the final Adjusted Purchase Price and except for the remedies contained in Section 3.3(c), Section 4.2 and Section 4.3, from and after Closing, Buyer (on its own behalf and on behalf of the other members of the Buyer Group) releases, remises and forever discharges Seller and its Affiliates and all of the other members of the Seller Group from any and all Claims at Law or in equity, known or unknown, that any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of this Agreement or the transactions contemplated hereby, the ownership of the Interests, the ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates.

4.8          Express Negligence.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 3.3(c), THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS

NEGLIGENCE RULE AND IS CONSPICUOUS.

4.9          Waiver of Right of Rescission.  Seller and Buyer acknowledge that, subject to any express rights the Parties may have hereunder to seek and obtain specific performance or other equitable remedies, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As such, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

4.10        Insurance.  The amount of any Claims for which any Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds, from insurance policies carried by such Indemnified Party or its Affiliates, that are actually received by such Indemnified Party from Non-Party insurers with respect to such Claims.

4.11        Survival.

(a)           The representations and warranties of Seller in Article 6 (other than the Fundamental Representations, the representation in Section 6.9 and the representation in Section 6.31) shall survive Closing for a period of nine months.  The Fundamental Representations shall survive Closing without time limit.  The representations in Section 6.31 shall survive Closing for a period of 36 months.  The representations in Section 6.9 shall survive Closing for a period of 60 days after expiration of the applicable statute of limitations. The covenants and agreements of Seller (other than those with respect to Taxes attributable to any period (or portion thereof) ending before Closing) contained herein shall survive the Closing for a period of nine months.  The covenants and agreements of Seller contained herein with respect to Taxes attributable to the period (or portion thereof) ending before Closing shall survive the Closing for a period of 60 days after the expiration of the relevant statute of limitations.  The representations, warranties and covenants of Buyer shall survive Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Section 4.2(a), Section 4.2(d) and Section 4.3(a) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification.  The indemnities in Section 4.2(b) and Section 4.2(c) shall survive Closing for a period of nine months.  The indemnities set forth in Section 4.2(e) and Section 4.2(f) shall survive until 60 days after the expiration of the period of time set forth in the applicable statute of limitations.  The indemnities set forth in Section 4.2(g) and Section 4.3(b) shall survive Closing without time limit.  Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 4.2 and Section 4.3 prior to the date of termination for such indemnity.

ARTICLE 5
TITLE MATTERS; ENVIRONMENTAL MATTERS

5.1          General Disclaimer of Title Warranties and Representations; Exclusive Remedy.  Without limiting Buyer’s remedies for Title Defects as expressly set forth in this Article 5 or under the Special Warranty, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Company’s title to any of the Assets.  Except for the Special Warranty, Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy for any defect in title or any other title matter (including any Title Defect with respect to any of the Assets or otherwise) shall be as set forth in Section 5.2, and Buyer hereby expressly waives any and all other rights or remedies with respect thereto.

5.2          Title Defects.

(a)           Title Defect Notices.  On or before the Defect Claim Date, Buyer has the right but not the obligation to deliver claim notices to Seller meeting the requirements of this Section 5.2(a) (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Title Defects and that Buyer intends to assert as a Title Defect pursuant to this Article 5.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and none of Seller or any of its Affiliates or any other member of the Seller Group shall have any liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Claim Date or any other title matter.  To be effective, each Title Defect Notice shall be in writing, and shall include: (i) a description of the alleged Title Defect(s), (ii) the Assets affected by the alleged Title Defect(s) (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations (in reasonable detail) upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing any Title Defects, Buyer agrees to use its reasonable efforts to give Seller weekly written notices of all alleged Title Defects discovered by Buyer during the preceding period after the Execution Date and prior to delivery of such notice, which notice may be supplemented on or prior to the Defect Claim Date, provided that any failure of Buyer to deliver such notice shall not constitute a breach of this Agreement.  Buyer shall use commercially reasonable efforts to furnish Seller with written notice of any Title Benefit that is discovered by any member of the Buyer Group prior to the Defect Claim Date.

(b)           Title Benefit Notices.  In addition to any Title Benefits reported by Buyer pursuant to Section 5.2(a), Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date a notice meeting the requirements of this Section 5.2(b) (collectively, the “Title Benefit Notices,” and each individually, a “Title Benefit Notice”) setting forth any additional matters which, in Seller’s reasonable opinion, constitute Title Benefits and that Seller intends to assert as a Title Benefit pursuant to this Article 5.  To be effective, each Title Benefit Notice shall be in writing, and shall include: (i) a description of the alleged Title Benefit(s), (ii) the Assets affected by the Title Benefit(s) (each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) supporting documents available to Seller reasonably necessary for Buyer to verify the existence of the alleged Title Benefit(s), and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Properties is increased by the alleged Title Benefit(s) and the computations (in reasonable detail)

upon which Seller’s belief is based. Except for Title Benefits that Buyer is required to report to Seller pursuant to Section 5.2(a), Seller shall be deemed to have waived, and Buyer shall not have any liability for, any Title Benefit that Seller fails to assert as a Title Benefit by a Title Benefit Notice received by Buyer on or before the Defect Claim Date.

(c)           Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to the Closing (the “Cure Period”), any Title Defects of which it has timely received a Title Defect Notice from Buyer.

(d)           Remedies for Title Defects.  Subject to (u) the Special Warranty, (w) Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (x) the rights of Seller pursuant to Section 11.1(e), (y) the Individual Title Threshold and (z) the Defect Deductible, if any Title Defect asserted by Buyer in accordance with Section 5.2(a) is not waived in writing by Buyer or cured during the Cure Period, then Seller shall, at its sole option, elect to:

(i)            reduce the Purchase Price by an amount determined pursuant to Section 5.2(f) or Section 5.2(i) as being the value of such Title Defect to the extent affecting the applicable Title Defect Property (the “Title Defect Amount”);

(ii)           exclude the applicable Title Defect Property and any related Assets from the transactions contemplated hereby and reduce the Purchase Price by the Allocated Value of such excluded Title Defect Property and any related Assets (and Seller shall cause the Company to convey such Title Defect Property and related Assets, if any, to Seller or Seller’s designee prior to Closing); or

(iii)          with Buyer’s written consent (which consent may be withheld in Buyer’s sole discretion), indemnify Buyer and the Company against all Claims, up to the Allocated Value of the Title Defect Property, resulting from such Title Defect, pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

(e)           Remedies for Title Benefits.  The aggregate Title Defect Amounts attributable to all properly raised and uncured Title Defects shall be decreased by the aggregate Title Benefit Amounts attributable to all properly raised Title Benefits.

(f)            Title Defect Amount.  The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(i)            if Seller and Buyer agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)          if the Title Defect represents a decrease in the Net Revenue Interest for any Title Defect Property from the Net Revenue Interest set forth in Exhibit B or Exhibit C, as applicable, for such Title Defect Property, and the Working Interest is reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, (A) the numerator of which is the amount of such Net Revenue Interest decrease and (B) the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit B or Exhibit C, as applicable; provided that if the Title Defect does not affect the Title Defect Property throughout the entire life of such Title Defect Property, then the Title Defect Amount determined under this Section 5.2(f)(iii) shall be reduced to take into account the applicable time period only;

(iv)          If the Title Defect represents a discrepancy between (A) the Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit C, then the Title Defect Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Net Acre Allocation applicable to such Title Defect Property;

(v)           if the Title Defect represents an obligation or Encumbrance upon or other defect in title affecting the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(vi)          the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)         notwithstanding anything to the contrary in this Article 5, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(g)           Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)           if the Title Benefit represents an increase in the Net Revenue Interest for any Title Benefit Property such that the actual Net Revenue Interest for any Title Benefit Property is greater than the Net Revenue Interest stated in Exhibit B or Exhibit C, as applicable, for such Title Benefit Property, and the Working Interest is increased proportionately, then the Title Benefit Amount shall be the product of the

Allocated Value of such Title Benefit Property, multiplied by a fraction, (A) the numerator of which is the amount of such Net Revenue Interest increase and (B) the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B or Exhibit C, as applicable; provided that if the Title Benefit does not affect the Title Benefit Property throughout the entire life of such Title Benefit Property, then the Title Benefit Amount determined under this Section 5.2(g)(ii) shall be reduced to take into account the applicable time period only;

(iii)          If the Title Benefit represents a discrepancy between (A) the Net Acres for any Acreage Tract and (B) the Net Acres for such Acreage Tract stated in Exhibit C, then the Title Benefit Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Net Acre Allocation applicable to such Acreage Tract; and

(iv)          if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(h)           Individual Title Threshold and Defect Deductible.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed the lesser of (A) $100,000 and (B) 15% of the Allocated Value of the applicable Title Defect Property (the “Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any Title Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Threshold until (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects cured by Seller during the Cure Period), plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate (excluding any Remediation Amounts attributable to Environmental Defects Remediated by Seller during the Cure Period), less (3) the sum of all the Title Benefit Amounts determined under Section 5.2(g), exceeds (B) the Defect Deductible, at which point Buyer shall only be entitled to remedies hereunder with respect to such amounts in excess of the Defect Deductible.  For the avoidance of doubt, if Seller elects to exclude a Title Defect Property affected by a Title Defect and any related Assets from the transactions contemplated hereby pursuant to the remedy set forth in Section 5.2(d)(ii), then, after such election, the Title Defect Amount and related Purchase Price adjustment relating to such excluded Assets (x) will not be counted towards the Defect Deductible and (y) will be counted for purposes of Section 9.1(d) and Section 9.2(d).

(i)            Title Dispute Resolution.  Seller and Buyer shall attempt to agree on each disputed Title Defect, Title Benefit, Title Defect Amount and Title Benefit Amount (collectively “Title Disputes”) prior to the Closing.  If Seller and Buyer are unable to agree on any Title

Dispute by Closing, then either Party shall have the right to elect, upon written notice to the other Party on or before 15 Business Days after the Defect Claim Date, to initiate arbitration to resolve such Title Dispute.  All Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.2(i).  There shall be a single arbitrator, who shall be a title attorney with at least ten years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located (the “Title Arbitrator”).  The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller within 15 days after the election by a Party to utilize the provisions of this Section 5.2(i) with respect to a Title Dispute.  If the Parties are unable to mutually agree upon the Title Arbitrator by such date, the Houston, Texas office of the AAA shall appoint the Title Arbitrator.  The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.2(i).  Each of Buyer and Seller shall, within five days of the appointment of the Title Arbitrator, summarize its position with regard to the applicable Title Dispute in a written document of ten pages or less and submit such summaries to the Title Arbitrator, together with the applicable Title Defect Notice or Title Benefit Notice and any other documentation such Party may desire to submit.  Seller shall also furnish the Title Arbitrator with a copy of this Agreement.  The Title Arbitrator’s determination shall be made within 30 days after submission of the Title Dispute to the Title Arbitrator and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 5.2(f) and Section 5.2(g) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator, however, may not award (i) Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or (ii) Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in the applicable Title Benefit Notice.  The Title Arbitrator shall act for the limited purpose of determining the specific Title Disputes submitted by either Party and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any Title Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.  To the extent that the award of the Title Arbitrator with respect to any Title Dispute is not taken into account as an adjustment to the Purchase Price pursuant to Section 2.2 and the applicable Party would otherwise be entitled to an adjustment under the provisions of Section 5.2(d), Section 5.2(e) and/or Section 5.2(h), as applicable, then within ten Business Days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Dispute, subject to Section 5.2(d), Section 5.2(e) and/or Section 5.2(h), as applicable, (A) if the Title Arbitrator awards any amount to Seller, Buyer shall pay such amount to an account designated in writing by Seller, and (B) if the Title Arbitrator awards any amount to Buyer, Seller shall pay such amount to an account designated in writing by Buyer, in each case, by wire transfer of immediately available funds. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 5.2(i) with respect to any Title Defect properly asserted by Buyer hereunder and, to the extent any adjustments therefor are not agreed upon by the Parties as of the Closing, if Seller has selected the remedy set forth in Section 5.2(d)(i) with respect to such Title Defect, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price or payments, if any, shall be made pursuant to this Section 5.2(i).

5.3          Environmental Defects.

(a)           Environmental Defect Notices.  On or before the Defect Claim Date, Buyer has the right but not the obligation to deliver claim notices to Seller meeting the requirements of this Section 5.3(a) (collectively, the “Environmental Defect Notices”, and each individually, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Environmental Defects and that Buyer intends to assert as an Environmental Defect pursuant to this Article 5.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and none of Seller or any of its Affiliates or any other member of the Seller Group shall have any liability for, any Environmental Defect that Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Claim Date or any other environmental matter.  To be effective, each Environmental Defect Notice shall be in writing, and shall include: (i) a description of the matter constituting the alleged Environmental Defect (including the applicable Environmental Law violated or implicated thereby), (ii) the Assets affected by the alleged Environmental Defect(s) (each an “Environmental Defect Property”), (iii) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect(s), and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect.  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.  To give Seller an opportunity to commence reviewing and curing any Environmental Defects, Buyer agrees to use its reasonable efforts to give Seller weekly written notices of all alleged Environmental Defects discovered by Buyer during the preceding weekly period after the Execution Date and prior to delivery of such notice, which notice may be supplemented on or prior to the Defect Claim Date, provided that any failure of Buyer to deliver such notice shall not constitute a breach of this Agreement.  Seller shall at its sole discretion have the right, but not the obligation, to Remediate at Seller’s sole cost any claimed Environmental Defect during the Cure Period.

(b)           Remedies for Environmental Defects.  Subject to (w) Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (x) the rights of Seller pursuant to Section 11.1(e), (y) the Individual Environmental Threshold and (z) the Defect Deductible, if any Environmental Defect properly asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or Remediated during the Cure Period, then Seller shall, at its sole option, elect to:

(i)            reduce the Purchase Price by the Remediation Amount attributable to such Environmental Defect;

(ii)           exclude the applicable Environmental Defect Property and any related Assets from the transactions contemplated hereby and reduce the Purchase Price by the Allocated Value of such excluded Environmental Defect Property and related Assets (and Seller shall cause the Company to convey such Environmental Defect Property and related Assets, if any, to Seller or Seller’s designee prior to Closing); or

(iii)          with Buyer’s written consent (which consent may be withheld in

Buyer’s sole discretion), indemnify Buyer and the Company against all Claims resulting from such Environmental Defect, up to the Allocated Value of the Environmental Defect Property, and associated Remediation pursuant to an indemnity agreement mutually agreed by Buyer.

If Seller elects the option set forth in clause (i) above, Buyer and the Company shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Claims with respect thereto, and shall have no further liability or responsibility for any such Environmental Defect or Claim.  If Seller elects the option set forth in clause (iii) above and Buyer provides its written consent to such option (which consent may be withheld in Buyer’s sole discretion), Seller shall have the additional right to elect to assume responsibility for the Remediation of such Environmental Defect and, if Seller so elects, (A) Seller shall use its reasonable efforts to implement such Remediation in a manner which is the lowest-cost response required by Environmental Laws, in a timely fashion, for the type of Remediation that Seller elects to undertake and (B) Buyer and the Company, effective as of the Closing, hereby grant to Seller and its representatives access to the Assets to conduct such Remediation at their sole risk and expense.

(c)           Exclusive Remedy.  Except for Buyer’s remedies under Section 4.2(a) (with respect to a breach of Section 6.12) and Section 4.2(c), Section 5.3(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter, and Buyer (on its own behalf and on behalf of the other members of the Buyer Group) hereby waives, releases and agrees to defend and indemnify Seller from and against any future Claims that may arise out of such Environmental Defect, other environmental matter, or related claims, including (i) any Claims asserted by any Governmental Authority, (ii) any Claims by any other Person and arising under applicable common law or under Environmental Laws, or (iii) any claims for contribution or cost-recovery (or similar claims) arising under Environmental Laws (in each case, including without limitation, CERCLA).

(d)           Environmental Deductibles.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any Environmental Defect for which the Remediation Amount relating thereto does not exceed $150,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for any Environmental Defect for which the Remediation Amount(s) relating thereto exceed the Individual Environmental Threshold unless (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Threshold, in the aggregate (excluding any Title Defect Amounts attributable to Title Defects cured by Seller during the Cure Period), plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate (excluding any Remediation Amounts attributable to Environmental Defects Remediated by Seller during the Cure Period) less (3) the sum of all the Title Benefit Amounts determined under Section 5.2(g), exceeds (B) the Defect Deductible, at which point Buyer shall only be entitled to remedies hereunder with respect to such amounts in excess of the Defect Deductible.  For the avoidance of doubt, if Seller elects to exclude an Environmental Defect Property affected by an Environmental Defect and any related Assets from the transactions contemplated hereby pursuant to the remedy set forth in Section 5.3(b)(ii), then, after such election, the Remediation Amount and related Purchase Price adjustment relating to such excluded Assets (x) will not be counted towards the Defect

Deductible and (y) will be counted for purposes of Section 9.1(d) and Section 9.2(d).

(e)           Environmental Dispute Resolution.  Seller and Buyer shall attempt to agree on all disputed Environmental Defects and Remediation Amounts (collectively, the “Environmental Disputes”) prior to Closing.  If Seller and Buyer are unable to agree upon any Environmental Dispute by Closing, then either Party shall have the right to elect, upon written notice to the other Party on or before 15 Business Days after the Defect Claim Date, to initiate arbitration to resolve such Environmental Dispute.  All Environmental Disputes shall be exclusively and finally resolved through arbitration pursuant to this Section 5.3(e).  There shall be a single arbitrator, who shall be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located (the “Environmental Arbitrator”).  The Environmental Arbitrator shall be selected by mutual agreement of Buyer and Seller within 15 days after the election by a Party to utilize the provisions of this Section 5.3(e) with respect to an Environmental Dispute.  If the Parties are unable to mutually agree upon the Environmental Arbitrator by such date, the Houston, Texas office of the AAA shall appoint such Environmental Arbitrator.  The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(e).  Each of Buyer and Seller shall, within five days of the appointment of the Environmental Arbitrator, summarize its position with regard to the applicable Environmental Dispute in a written document of ten pages or less and submit such summaries to the Environmental Arbitrator, together with the applicable Environmental Defect Notice and any other documentation such Party may desire to submit.  Seller shall also furnish the Environmental Arbitrator with a copy of this Agreement.  The Environmental Arbitrator’s determination shall be made within 30 days after submission of the Environmental Dispute to the Environmental Arbitrator and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 5.3 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice.  The Environmental Arbitrator shall act for the limited purpose of determining the specific Environmental Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Environmental Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.  To the extent that the award of the Environmental Arbitrator with respect to any Environmental Dispute is not taken into account as an adjustment to the Purchase Price pursuant to Section 2.2 and the applicable Party would otherwise be entitled to an adjustment under the provisions of Section 5.3(d), then within ten Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to an Environmental Dispute, subject to Section 5.3(d), (A) if the Environmental Arbitrator awards any amount to Seller, Buyer shall pay such amount to an account designated in writing by Seller, and (B) if the Environmental Arbitrator awards any amount to Buyer, Seller shall pay such amount to an account designated in writing by Buyer, in each case, by wire transfer of immediately available funds.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 5.3(e) with respect to any Environmental Defect properly asserted by Buyer hereunder and, to the extent any adjustments therefor are not agreed upon by the Parties as of the Closing, if Seller has selected the remedy set forth in Section 5.3(b)(i) with respect to such Environmental Defect, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price or payments, if any, shall be made pursuant to this Section 5.3(e).

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following:

6.1          Organization and Good Standing.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware and has all requisite limited liability company power and authority to own the Interests.  Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which such qualification is required by Law, except where the failure to qualify would not have a Material Adverse Effect.

6.2          Limited Liability Company Authority; Authorization of Agreement.  Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is a party.  This Agreement constitutes, and the Transaction Documents to which it is a party, when executed and delivered by Seller, shall constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

6.3          No Violations.  Assuming the receipt of all consents and the waiver of all preferential purchase rights applicable to the transactions contemplated hereby, Seller’s execution and delivery of this Agreement and the Transaction Documents to which it is a party and Seller’s consummation of the transactions contemplated hereby and thereby shall not: (a) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the organizational documents of Seller or of the Company; (b) violate any provision of, or require any filing, consent or approval under, any Laws applicable to Seller or the Company, except, in each case, where such violation or the failure to make or obtain such filing, consent or approval would have a Material Adverse Effect; (c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any Material Contract, except where such conflict, breach or default would not have a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon one or more of the Interests or the Assets, except where such Encumbrance would not have a Material Adverse Effect.

6.4          Legal Proceedings.  Except as set forth on Schedule 6.4, as of the Execution Date,

there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against or by (a) the Company or (b) Seller with respect to the Company.

6.5          Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or the Company.

6.6          The Interests.  The Interests constitute 100% of the total issued and outstanding membership interests or other equity interests in the Company.  Seller owns all of the Interests free and clear of any Encumbrances other than the Company’s limited liability company agreement and, except for this Agreement and debt instruments that will be released at Closing, there are no Contracts or commitments that could require Seller to sell, transfer or otherwise dispose of the Interests, other than this Agreement, or issue any other membership interests in the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Interests.  Immediately upon consummation of the transactions contemplated by this Agreement, Buyer will own all of the Interests free and clear of all Encumbrances except for the Company’s limited liability company agreement and except for Encumbrances created by, through or under Buyer or its Affiliates.

6.7          Subsidiaries.  The Company has no Subsidiaries and holds no direct or indirect equity interest in any Person.

6.8          The Company.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.  The Company has full limited liability company power and authority to own, lease or otherwise hold the Assets and to conduct its business in the manner presently conducted and is duly qualified to conduct business in the jurisdictions in which such qualification is required by Law.

(b)           The Company has conducted no business other than with respect to (i) the Excluded Assets, (ii) trades or exchanges of properties in the area in which the Assets are located and (iii) the Assets.

(c)           Seller has made available to Buyer true and complete copies of the organizational documents of the Company.

(d)           Seller has made available to Buyer true and complete copies of (i) an audited balance sheet of Seller dated December 31, 2015 (the “Balance Sheet”), and the related statement of operation for the period then ended (collectively, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the Company and in accordance with GAAP and fairly present in all material respects the financial position of the Company as of the date set forth therein, subject to (A) normal and recurring year-end adjustments and, with respect to the Balance Sheet, the absence of footnotes, and (B) the matters set forth on any Schedule attached to this Agreement.  As of the Execution Date, except for liability under security agreements and guarantees set forth on Schedule 6.10 that are noted with an asterisk, given by Company in connection with the credit facilities of Seller and its Affiliates (which security agreements and guarantees will be released at Closing), the Company has no liability for borrowed money.

6.9          Taxes.  Except as set forth in Schedule 6.9:

(a)           the Company has filed all Tax Returns required to be filed by or with respect to it, all such Tax Returns are true, correct and complete in all respects and the Company has timely paid all Taxes owed by it (whether or not reflected as due on such Tax Returns);

(b)           no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax;

(c)           the Company is and since its formation has been and until Closing will be treated as an entity disregarded as separate from its owner for U.S. federal Tax purposes;

(d)           there are no Encumbrances (other than Permitted Encumbrances) on any of the Interests or the Assets for Taxes;

(e)           the Company does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency or to file a Tax Return;

(f)            there is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Governmental Authority or (ii) as to which the Company or Seller has knowledge based upon personal contact with any agent of such Governmental Authority;

(g)           the Company is not a party to any Tax indemnity, Tax allocation or Tax sharing agreement;

(h)           the Company has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 1471 through 1474, 3401 through 3406, and 6041 through 6049 of the Code, as well as similar provisions under any other Law, and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authority all amounts required;

(i)            the Company has no liability for the Taxes of any Person as a transferee or successor, by contract or otherwise, including under Treasury regulation 1.1502-6 (or similar provision of state, local or non-U.S. Law);

(j)            no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction and the Company has not been notified in writing of any investigation or inquiry or, as to any written claims, investigations or inquiries which may have been made, such has been resolved to the satisfaction of such Governmental Authority;

(k)           the Company is not carrying on any trade through a branch or permanent establishment in any country or territory outside the United States;

(l)            no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute;

(m)          the Company is not a party to, or bound by, any closing agreement or offer in compromise with any Governmental Authority that could affect the Taxes of the Company for any period ending after the Closing Date;

(n)           no private letter rulings, technical advice memoranda or similar rulings have been requested or issued by any Governmental Authority that could affect the Taxes of the Company or Buyer for any period ending after the Closing Date;

(o)           Seller has delivered or made available to Buyer correct and complete copies of books, records, and other financial data reasonably necessary for the preparation of any Tax Return for any Current Tax Period (for the avoidance of doubt, to the extent such books, records, and other financial data relate to the pre-Closing portion of any Current Tax Period); and

(p)           the Company has not participated in any “reportable transactions” as defined in Treasury regulation 1.6011-4(b).

6.10        Material Contracts.

(a)           Schedule 6.10 sets forth all Contracts of the types described below to which the Company is a party or the Assets are bound as of the Execution Date (including the Contracts set forth in the Included Asset Assignment, collectively, the “Material Contracts”):

(i)            any Contract that can reasonably be expected to result in aggregate payments by the Company of more than $150,000 during the current or any subsequent fiscal year of the Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)           any Contract that can reasonably be expected to result in aggregate revenues to the Company of more than $150,000 during the current or any subsequent fiscal year of the Company (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)          any Hydrocarbon purchase and sale, transportation, processing or similar Contract;

(iv)          any indenture, mortgage, loan, credit or sale-leaseback or similar Contract;

(v)           any Contract that constitutes a lease under which the Company is the lessor or the lessee of real or personal property, which lease (A) cannot be terminated by the Company without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $150,000;

(vi)          any employment agreement, consulting agreement or similar agreement;

(vii)         any Contract with Seller, an Affiliate of Seller or any Riverstone Company that will not be terminated prior to Closing;

(viii)        any operating agreement or farmout agreement that is binding on the Assets; and

(ix)          any Contract that contains an area of mutual interest provision or non-compete provision.

(b)           Except as set forth in Schedule 6.10, as of the Execution Date there exist no material defaults under the Material Contracts by Seller or the Company or, to Seller’s Knowledge, by any other Person that is a party to the Material Contracts.

6.11        No Violation of Laws.  Except as set forth in Schedule 6.11, the Company is not in material violation of any applicable Laws, including with respect to its ownership and operation of the Assets.  This Section 6.11 does not include any matters with respect to Environmental Laws or any other environmental matter or Tax Laws or any other tax matter.

6.12        Environmental.  Except as set forth in Schedule 6.12:

(a)           neither Seller nor the Company has entered into any agreement, and is not subject to, any order, decree, or judgment issued by a Governmental Authority, in existence as of the Execution Date, based on any prior violation of Environmental Laws that interferes with the operation, or that requires Remediation of any part, of the Assets;

(b)           as of the Execution Date, neither Seller nor the Company has received written notice from any Person of any release, event, condition, circumstance, practice, activity, incident or disposal of any Hazardous Substance (for which Remediation has not already been completed) concerning any of the Assets that would reasonably be expected to: (i) materially interfere with or prevent compliance by Seller or the Company in any material respect with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) give rise to or result in any common Law or other material liability of Seller or the Company to any Person; and

(c)           to Seller’s Knowledge, as of the Execution Date, all Third Party reports or studies, relating to the Oil and Gas Properties, assessing the environmental condition of any of the Oil and Gas Properties during the five (5) year period prior to the Execution Date and that are in Seller’s possession or control have been made available for Buyer’s review.

6.13        Preferential Purchase Rights.  There are no preferential rights to purchase any of the Interests or Oil and Gas Properties that are applicable to the consummation by Seller of the transactions contemplated hereby.

6.14        Consents.  Except for (a) Customary Post-Closing Consents, (b) notices to co-owners, operators and purchasers of production that are customarily delivered after Closing and (c) as set forth in Schedule 6.14, there are no prohibitions on assignment or requirements to obtain consents from Non-Parties that would be applicable in connection with the transaction contemplated hereby.

6.15        Royalties.  Except for such items that are being held in suspense as permitted pursuant to applicable Law or Contract, to Seller’s Knowledge, the Company has properly paid (or caused to be paid) in all material respects all Burdens due with respect to the Oil and Gas Properties, or if not paid, is contesting such royalties in good faith in the normal course of business.

6.16        Bank Accounts.  Schedule 6.16 sets forth (a) the name of each financial institution in which the Company has borrowing or investment agreements, deposit or checking accounts or safe deposit boxes and (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto (the accounts described in Schedule 6.16, the “Bank Accounts”, and such Persons so authorized with respect thereto, the “Signatories”).

6.17        Employees.  The Company does not have, and has never had, any employees.

6.18        Employee Benefits.  At no time has the Company sponsored, maintained or contributed to or had any obligation with respect to any Benefit Plan.

6.19        Imbalances.  Schedule 6.19 sets forth all material Imbalances associated with the Oil and Gas Properties as of August 1, 2016 and no material changes occurred between such date and the Execution Date.

6.20        Current Commitments.  Schedule 6.20 sets forth, as of the Execution Date, all authorities for expenditures (“AFEs”) relating to the Oil and Gas Properties to which Company has made an election, that cover amounts in excess of $150,000 (net to the Company’s interest) and relate to the drilling or reworking wells or other material capital expenditures pursuant to any applicable joint operating agreement, in each case, for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

6.21        Powers of Attorney.  Schedule 6.21 sets forth a complete list of all powers of attorney issued by the Company that remain in effect as of the Execution Date.

6.22        Wells.  To Seller’s Knowledge, except as set forth in Schedule 6.22, there are no Wells (a) that Company is currently obligated by Law or contract to currently plug, dismantle and/or abandon as of or after the Effective Time that have not already been plugged, dismantled and/or abandoned; (b) that have been plugged, dismantled or abandoned by Company or its Affiliates in a manner that does not comply in all material respects with applicable Law; or (c) other than the Wells described in Exhibit B or Wells that have been plugged and abandoned by a Third Party.

6.23        Leases.  Except as set forth on Schedule 6.4, neither Seller nor Company has received any written notice from any Person that Seller or Company has materially violated or is otherwise in material breach of the terms of any Lease, excluding written notices for violations or breaches that have been cured by Seller or Company.  Except to the extent of those obligations previously fulfilled by the Company or any of its predecessors, none of the Leases or Contracts contain express provisions obligating the Company to drill any wells on the Oil and Gas Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

6.24        Permits.  Except as set forth on Schedule 6.24, the Company (or its applicable Affiliate) has maintained and is maintaining all material permits with respect to Company’s ownership and/or operation of the Oil and Gas Properties. The Oil and Gas Properties are in material compliance with all applicable permits.  No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any permit or the imposition of any restrictions of such a nature as may materially limit the operation or use of the Oil and Gas Properties as historically conducted.

6.25        Payouts.  To Seller’s Knowledge, Schedule 6.25 contains a complete and accurate list of the status of any “payout” balance, as of June 30, 2016, with respect to any Wells that are operated by Company (or an Affiliate of the Company) and that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

6.26        Equipment.  To Seller’s Knowledge, except as set forth in Schedule 6.26, the equipment located on the Leases is an Asset and has been maintained in operable repair, working order and operating condition and is adequate for normal operation of the Wells consistent with current practices, ordinary wear and tear excepted.

6.27        Brokers’ Fees.  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer (including the Company) shall have any responsibility following Closing.

6.28        Advance Payments.  The Company is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Exhibit B or Exhibit C, as applicable, and gas balancing arrangements), to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, at some future time without receiving payment therefore at or after the time of delivery.

6.29        Calls on Production.  Except as set forth in Schedule 6.29, the Assets are not subject to calls on production.

6.30        Affiliate Ownership.  Except as set forth in Schedule 6.30 and except for any Excluded Assets, none of Seller or any of its Affiliates (other than the Company) own any interest in the Oil and Gas Properties that would cause Company not to have Defensible Title to the Oil and Gas Properties following Closing or any surface rights necessary to access, operate, maintain and repair any of the Assets.

6.31        Special Warranty.  Neither Seller nor the Company has taken any action that would result in the Company failing to own Defensible Title to the Oil and Gas Properties following the Closing excluding, however, any action taken by the Company following the Closing.

6.32        Surface Access.  To Seller’s Knowledge, the Company has, or will have upon receipt of the Included Assets Assignment, and the Assets include, all material surface rights reasonably necessary to access, operate, maintain and repair the Wells and equipment currently operated by the Company or any of its Affiliates.

ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

7.1          Organization and Good Standing.  Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the state of its formation and has all requisite limited liability company power and authority to own the Interests.  Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it is required by Law, except where the failure to qualify would not have a material adverse effect on the business, financial condition or results in operations of Buyer or make impossible the consummation of the transactions contemplated by this Agreement.

7.2          Authority; Authorization of Agreement.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is a party.  This Agreement constitutes, and the Transaction Documents to which it is a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

7.3          No Violations.  Buyer’s execution and delivery of this Agreement and the Transaction Documents to which it is a party and Buyer’s consummation of the transactions contemplated hereby and thereby shall not: (a) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the organizational documents of Buyer; (b) violate any provision of, or require any filing, consent or approval under, any Laws applicable to Buyer; or (c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound.

7.4          SEC Disclosure.  Buyer is acquiring the Interests for its own account for use in its trade or business and not with a view toward any sale or distribution thereof, or with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state “blue sky” Laws or other applicable securities Laws.  Buyer is an Accredited Investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended), and Buyer itself, or through its representatives, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Interests.  Buyer, either alone or through its representatives, has evaluated the merits and risks of the investment in the Interests and is able to bear the economic risk and lack of liquidity inherent in holding the Interests.

7.5          Legal Proceedings.  There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer that, in either case, would make impossible the consummation of the transactions contemplated by this Agreement.

7.6          Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or its Affiliates.

7.7          Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, in addition to the express representations and warranties of Seller set forth in Article 6, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the express provisions of this Agreement and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Assets.  As of the Execution Date, Buyer has no Knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

7.8          Financing.  Buyer has, and shall have as of the Closing Date, sufficient funds available to it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

7.9          Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any Affiliate of Seller shall have any responsibility following Closing.

ARTICLE 8
CERTAIN COVENANTS

8.1          Conduct of Business.  Except as (w) provided in the Material Contracts or as required by Law or as necessary to maintain any Lease, (x) for emergency operations, (y) contemplated by any AFE set forth in Schedule 6.20 or as contemplated pursuant to Schedule 8.1, provided that Title Approval is obtained for each Trade Lease contemplated on Schedule 8.1, or (z) as specifically contemplated by this Agreement, from the Execution Date until the Closing Date (or earlier termination of this Agreement), unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) Seller shall cause the Company to:

(a)           own and operate (or use its commercially reasonable efforts to cause the operator thereof to operate, as applicable) the Assets only in the usual, regular and ordinary manner consistent with past practice;

(b)           maintain its books, accounts and records in the usual, regular and ordinary manner consistent with past practices;

(c)           subject to Section 8.10, not acquire, by merger, consolidation, purchase of stock or assets or otherwise, any Person and except for Other Leases;

(d)           except for any guarantee of the obligations of an Affiliate of Company (which guarantee will be released at Closing), not create, incur or assume any indebtedness for borrowed money;

(e)           not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Interests, and not sell, hypothecate, encumber or otherwise dispose of any of the Assets, except (i) for sales and dispositions of Hydrocarbons made in the ordinary course of business, (ii) for sales of equipment that is no longer necessary in the operation of the Assets, and (iii) the Company may distribute the Excluded Assets held by the Company and any other Asset held by the Company and excluded from the transactions contemplated hereby under the terms of this Agreement (in each case) to Seller or Seller’s designee;

(f)            not make any material election with respect to Taxes, file any amended Tax Return, settle any claim made by any Governmental Authority as to any Tax or assessment of Tax relating to the Company, extend or waive the limitation period applicable to any Tax or assessment relating to the Company, or take any other similar action, if, in each case, such election, change, adoption, filing, settlement, extension, waiver or other action could have the effect of increasing the liability of the Company for any Tax for any period ending after the Closing Date;

(g)           not make a loan, advance or capital contribution to any Person;

(h)           not issue, encumber or otherwise dispose of any of the Interests or issue any option, warrant or right relating to the Interests or the membership interest in the Company or any securities convertible into or exchangeable for any equity interest in the Company;

(i)            not amend or modify its organizational documents;

(j)            except for operations (i) undertaken to avoid any penalty provision of any Contract or order of a Governmental Authority, (ii) to maintain any Lease, or (iii) as set forth on Schedule 8.1, not propose any operations with respect to the Assets or agree to participate in any operations with respect to the Assets estimated to cost in excess of $150,000 (net to the Company’s interest therein); provided that if a Non-Party proposes any operation with respect to any Asset pursuant to any AFE received by Seller or the Company that is estimated to cost in excess of $150,000 (net to the Company’s interest therein), then Seller shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not the Company should participate in such operation; and provided, further, that in the event the Parties are unable to timely agree as to whether or not the Company should participate in such operation, Seller’s decision shall control and the Company’s actions with respect to such operation, as determined by Seller, shall be deemed to have been consented to by Buyer;

(k)           subject to Section 8.12, not to (i) modify or amend, (ii) Willfully Breach or (iii) terminate any Material Contract or the Seismic License;

(l)            not to enter, or agree to enter, into any Contract that, if in existence as of the Execution Date, would be a Material Contract;

(m)          except as provided in Section 8.10 and except for renewals or extensions of Leases, not to acquire any material assets;

(n)           not to settle any Legal Proceedings affecting the Assets;

(o)           except as provided in Section 8.19, not acquire any Hydrocarbon lease that is not an Additional Lease or Other Lease in the Company or issue any additional membership interests in the Company;

(p)           not agree to (i) take any action or actions prohibited by any of the foregoing clauses (a) through (o), or (ii) omit from taking any action or actions required by any of the foregoing clauses (a) through (o); and

(q)           not amend or terminate any Property CA or Material Contract included in the Included Assets.

Buyer agrees and understands that Seller shall have the right to cause the Company to make dividends or distributions of all of the Company’s cash directly or indirectly to Seller at any time prior to the Closing.  Such right shall not include the right to declare dividends or distributions prior to the Closing that are payable after the Closing.  Buyer further acknowledges and agrees that (A) the Company owns undivided interests in certain of the Assets, (B) the acts or omissions of the other Working Interest owners shall not constitute a breach of the provisions of this Section 8.1, (C) no action required by a vote of Working Interest owners shall constitute such a breach so long as the Company has voted its interest in a manner that complies with the provisions of this Section 8.1, and (D) the obligations of Seller and the Company in this Section 8.1 shall be construed to require that Seller cause the Company to use its commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements and, so long as the Company uses such commercially reasonable efforts, it shall not constitute a breach of the provisions of this Section 8.1 by Seller.

8.2          Names.  As soon as reasonably possible after the Closing, but in no event later than (a) ten Business Days after Closing, Buyer shall change the name of the Company to remove the names and other identifying marks of Seller and its Affiliates, including “JPM EOC

Opal” or “Rock Oil”, and (b) 90 days after Closing, Buyer shall remove the names and other identifying marks of Seller and its Affiliates, including “JPM EOC Opal” or “Rock Oil” and all variations thereof, from the Assets.  As soon as reasonably possible after the Closing, Buyer shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the forgoing and to place the title or other indicia of ownership of the Assets in a name other than any name of Seller or any of its Affiliates, or any variations thereof.

8.3          Tax Matters.

(a)           Up to the Closing Date, Seller shall be responsible for filing with the applicable taxing authorities each Company Tax Return that is required to be filed on or before the Closing Date and paying the Taxes due and owing with respect thereto; provided that to the extent such Taxes relate to the periods from and after the Effective Time, as determined pursuant to Section 8.3(c), such payment shall be on behalf of Buyer, and promptly following the Closing Date, Buyer shall pay to Seller any such Taxes; but only to the extent that such amounts have not already been accounted for under Section 2.2.

(b)           Buyer shall be responsible for filing with the applicable taxing authorities each Company Tax Return that is required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that Seller is required by Law to file a Tax Return with respect to such Taxes after the Closing Date that includes all or a portion of a Tax period for which Buyer is liable for such Taxes, following Seller’s request, Buyer shall promptly pay to Seller all such Taxes allocable to the period or portion thereof beginning at or after the Effective Time (but only to the extent that such amounts have not already been accounted for under Section 2.2), whether such Taxes arise out of the filing of an original Tax Return or a subsequent audit or assessment of Taxes.  Seller shall be entitled to all Tax credits and Tax refunds that relate to any such Taxes allocable to any Tax period, or portion thereof, ending before the Effective Time.

(c)           Asset Taxes with respect to the Current Tax Period, but excluding Asset Taxes that are based on quantity of or the value of production of Hydrocarbons, shall be apportioned between the Parties as of the Effective Time with (i) Seller being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction (A) the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and (B) the denominator of which is the total number of days in the Current Tax Period, and (ii) Buyer being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction (A) the numerator of which is the number of days (including the Closing Date) in the Current Tax Period from and after the Effective Time and (B) the denominator of which is the total number of days in the Current Tax Period.  Asset Taxes that are based on quantity of or the value of production of Hydrocarbons shall be apportioned between the Parties based on the number of units or value of production actually produced, as applicable, before, on or after the Effective Time.  Any Income Tax Liability of the Company or Franchise Tax Liability shall be apportioned between the Parties as of the Effective Time with (i) Sellers being obligated to pay the amount that would be payable if the Tax period of the Company ended on (but did not include) the Effective Time, and (ii) Buyer being obligated to pay the remainder; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (but not including) the Effective Time and the period beginning from and after the Effective Time in proportion to the number of days in each period.  Notwithstanding anything to the contrary herein, any Texas franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.  To the extent the Company is included in a combined Texas franchise tax report with Seller or an affiliate of Seller, the allocation provided in this Section 8.3(c) shall be calculated as if the Company left the combined group immediately after the Effective Time.  In the event that Buyer or Seller makes any payment (directly or indirectly) for which it is entitled to reimbursement under this Section 8.3, the applicable Party shall make such reimbursement promptly but in no event later than ten days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

(d)           The amount of any refunds or credits of Taxes of the Company for any taxable period ending prior to the date of the Effective Time and for the portion of any Current Tax Period through the Effective Time shall be for the account of the Seller.  The amount of any refunds or credits of Taxes of the Company for any taxable period or the portion of any Current Tax Period beginning on or after the date of the Effective Time shall be for the account of the Buyer.  The amount of any refunds or credits of Taxes of the Company for any Current Tax Period shall be equitably apportioned between the Buyer and the Sellers in accordance with the principles set forth in Section 8.3(c).  Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 8.3(d) the amount of such refund or credit within 30 days after such refund is received, or such credit is recognized, in each case net of any costs or expenses incurred by such Party or its Affiliates in procuring such refund or credit.  Buyer shall take all necessary actions, or cause the Company to take all necessary actions, as commercially reasonable (i) to obtain any refunds of Taxes of the Company for the account of the Seller pursuant to this Section 8.3(d), or (ii) to obtain credits or offsets to Taxes of the Company attributable to taxable periods ending prior to the date of the Effective Time or the portion of any Current Tax Period through (but not including) the Effective Time.

(e)           The Purchase Price shall be increased pursuant to Section 2.2(a) by (or Buyer shall otherwise reimburse Seller for) the amount of Asset Tax for all Tax periods or portions thereof ending on or before the Closing Date that Seller or the Company has paid on behalf of other Working Interest owners, royalty interest owners, overriding royalty interest owners and other interests owners in such Assets and that have not been recouped by Seller or the Company before the Closing Date from such other Working Interest owners, royalty interest owners, overriding royalty interest owners and other interest owners in such Assets and Buyer shall be subrogated to all rights with respect thereto.  Notwithstanding anything to the contrary, to the extent that Buyer receives any Tax refund or credit to which Seller is entitled as described above, or any recoupment of Taxes described in the preceding sentence, Buyer shall cause the Company to immediately pay such amount to Seller to the extent the Adjusted Purchase Price has not been increased pursuant to Section 2.2(a) on account thereof.

(f)            The Parties agree that any payments made pursuant to Section 2.3, Section 2.5, Section 2.7, Article 4, Section 5.2(d) or this Section 8.3 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

8.4          No Talk/No Shop.  Seller shall not, and shall cause its Affiliates and the Company not to, directly or indirectly, and shall instruct all representatives of Seller, its Affiliates and the Company not to, solicit offers from, provide any information to, negotiate with or accept any proposal from any Third Party relating to the acquisition of all, substantially all, or any meaningful portion of the Assets or the Interests, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

8.5          Certain Notices.  Between the Execution Date and the Closing Date, Seller shall give prompt written notice to Buyer if, to the Knowledge of Seller, there has been a breach of any of Buyer’s representations, warranties or covenants contained herein and Buyer shall give prompt written notice to Seller if, to the Knowledge of Buyer, there has been a breach of any of the representations, warranties or covenants of Seller contained herein.

8.6          Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guaranties posted by any Seller or its Affiliates (other than the Company) with a Governmental Authority or co-owners that relate to the Assets, including those set forth on Schedule 8.6, will be transferred to Buyer or the Company.  At or prior to Closing, Buyer, at Buyer’s sole cost and expense, shall deliver to Seller evidence of the posting of replacements for such bonds, letters of credit and guaranties to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Seller or its Affiliates (other than the Company).

8.7          Records.  Within 10 Business Days after the Closing Date (except as provided below), Seller shall furnish to Buyer original versions, to the extent available, or where original versions are not available, full and complete copies, of all Records that are maintained by Seller or its Affiliates and that are not in the possession of the Company; provided, however, Seller may retain (a) copies, at Seller’s own expense, of any or all Records and (b) all Records associated with any Excluded Assets.  Buyer shall maintain copies of the Records it acquires for a period of seven years after the Closing, and shall afford Seller full access to the Records as reasonably requested by Seller.  If Buyer desires to destroy any physical Records and not retain an electronic copy thereof within such seven year period, Buyer shall notify Seller in writing prior to such destruction and provide Seller the opportunity to take possession of the same at Seller’s sole cost.

8.8          Excluded and Included Assets.  Immediately prior to Closing, Seller shall (a) cause the Company to convey all of its right, title and interest in and to the Excluded Assets held by the Company to Seller or Seller’s designee pursuant to the Excluded Asset Assignment, and (b) convey (and cause any of its applicable Affiliates to convey) all of its right, title and interest in and to the Included Assets to the Company pursuant to the Included Asset Assignment.

8.9          Information Technology.  Prior to the Closing, Seller shall be entitled to erase any and all data, software and other information from any desktop, laptop, smart phone, tablet or other mobile computing device, network gear, data center gear and any other information technology equipment held by the Company that (i) contains only proprietary information of Seller (and not the Company) or (ii) relates to an Excluded Asset.

8.10        Additional Leases.

(a)           Between the Execution Date and Closing, Seller shall have the right (after consultation with Buyer), but not the obligation, to cause the Company to acquire Additional Leases where title has been approved by Buyer.  With respect to all Additional Leases acquired by the Company prior to Closing, the Purchase Price to be paid by Buyer at Closing shall be adjusted upward pursuant to Section 2.2 in an amount equal to the total Acquisition Consideration for all such acquired Additional Leases.  Seller’s rights under this Section 8.10(a) are subject to the following provisions:

(i)            From time to time, but no less frequently than weekly during the period from the Execution Date up to the Closing, Seller will provide Buyer with a written list of the Additional Leases that Company seeks to obtain (an “Additional Lease Notice”).  An Additional Lease Notice shall include reasonable full particulars identifying such Additional Leases, the number of Net Acres subject to each Additional Lease and a computation of the total Acquisition Consideration to be paid therefor.  Prior to the acquisition of any Additional Lease, Seller shall provide documentation in Seller’s or the Company’s possession regarding title to the Additional Leases.

(ii)           Company may not acquire more than 500 Net Acres pursuant to this Section 8.10.

(iii)          In no event will an overriding royalty interest be created in favor of Seller or its Affiliates that will burden the Additional Leases.

(iv)          The Additional Leases will not be burdened by Burdens in excess of 25%.

(b)           Notwithstanding anything to the contrary in this Agreement, if the Company does not acquire at least 140 Net Acres of Additional Leases in the northern portion (as depicted on Exhibit I) of the Additional Lease Area that are located within a unit operated by Affiliate Operator prior to the Closing Date, then the Purchase Price will be reduced by an amount equal to (i) 140 Net Acres less the applicable Net Acres of such Additional Leases that were acquired prior to the Closing Date multiplied by (ii) $41,868 per Net Acre, without regard to any thresholds, deductibles or caps.

(c)           To the extent Company acquires any Other Leases, Seller, in its sole discretion, shall have the right to cause the Company, prior to Closing, to assign such Other Leases to Seller or its designated Affiliate pursuant to the Excluded Assets Assignment and such Other Leases shall be considered Excluded Assets for all purposes hereunder.

(d)           The foregoing provisions of this Section 8.10 shall be of no force or effect if the Closing does not occur.

8.11        Operatorship.  The Parties acknowledge that an Affiliate of the Company, Rock

Oil II, Inc. (d/b/a in Texas JPM EOC Operating, Inc.), is the operator of some of the Assets (“Affiliate Operator”).  While Buyer acknowledges that it desires to succeed Affiliate Operator as operator of those Assets or portions thereof that Affiliate Operator may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of same since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.  Within five Business Days after Closing, Seller shall cause Affiliate Operator to send notices to co-owners of the Oil and Gas Properties that Affiliate Operator currently operates indicating that Affiliate Operator is resigning as operator, effective as of the Closing Date, and recommending that Buyer be elected successor operator.  Seller shall cooperate (and cause Affiliate Operator to cooperate), without having to pay or incur any cost or expense (unless paid by Buyer), with Buyer in connection with Buyer’s efforts to have Buyer be elected successor operator.  If requested by Buyer, the Company will cast its vote, and will execute mutually satisfactory letters prepared by Buyer requesting the votes of the other owners of working interests in the relevant Oil and Gas Properties, in each case in favor of the designation of Buyer as successor operator of the Oil and Gas Properties, effective as of the Closing Date.

8.12        Drilling Contract.  Prior to Closing, Buyer shall cooperate and use commercially reasonable efforts to assist Seller in (a) obtaining a consent to assign the Drilling Contract from Seller to Buyer or the Company and (b) obtaining from the counterparty to the Drilling Contract, in favor of Affiliate Operator, a full release of all liability with respect to the Drilling Contract from and after the Effective Time.  Upon request from Seller, Buyer shall execute an assignment and assumption agreement (or other similar agreement requested by the counterparty to the Drilling Contract) in which the Drilling Contract is assigned from Affiliate Operator to the Company and Company and/or Buyer assumes all liability under the Drilling Contract from and after the Effective Time; provided that Buyer shall not be required to execute any such agreement to the extent it materially amends the financial terms of the Drilling Contract.  With Buyer’s prior consent, not to be unreasonably withheld, conditioned or delayed, Seller, or its applicable Affiliate, shall have the right to amend the Drilling Contract extending the term of such Drilling Contract consistent with past practices in order to conduct the drilling operations set forth on Schedule 8.1.

8.13        Non-Compete.  Effective as of Closing, until the six-month anniversary of the Closing Date, Seller covenants and agrees that it will, and will cause its Affiliates (other than the Riverstone Companies) and the Persons set forth on Schedule 8.13 to, refrain from partially or fully acquiring for its own account or for any Third Party (other than the Company or Buyer), any oil and gas lease or mineral interest (including any mineral fee interest) within Howard County, Texas, excluding, however, the Excluded Assets and excluding any such leases or interests acquired by Seller or its Affiliates within the same any units or pooling arrangements wherein any such leases or interests are pooled or unitized with any Excluded Asset (subject to such exclusion, collectively, the “Non-Compete Assets”).  To the extent Seller breaches this Section 8.13, in addition to any other remedies that may be available in law and equity, Seller shall be obligated to immediately offer to Buyer any acquired Non-Compete Assets, and Buyer shall have the right, but not the obligation, to acquire (or cause the Company to acquire) such Non-Compete Assets under the same terms and conditions as agreed to by Seller or such Affiliate or any Person set forth on Schedule 8.13, and for the same consideration paid by Seller or such Affiliate or such Person set forth on Schedule 8.13, together with any out-of-pocket expenses incurred by Seller or such Affiliate in acquiring such Non-Compete Assets.

8.14        JOA.  In the event Seller exercises its remedy in Section 5.2(d)(ii) or Section 5.3(b)(ii) or Buyer excludes any Assets pursuant to Section 3.3(b) and otherwise with respect to any Excluded Asset, upon request from Seller at or after Closing, the Parties shall enter into a mutually agreeable joint operating agreement in the form of a AAPL Form 610 — 1989 Joint Operating Agreement (updated to account for horizontal pooling) with regard to the Excluded Assets.

8.15        Air Quality Liabilities.  Upon request, Buyer shall, without incurring any out-of-pocket cost or expense, cooperate with and assist (or cause the Company to cooperate with and assist) Seller in resolving or curing any of the Air Quality Liabilities.  From and after Closing, Buyer shall afford to (or cause the Company to afford to) members of the Seller Group, upon reasonable prior notice, access, during normal business hours or such other times as may be reasonably accommodated by Buyer or the Company, to the Assets in order to allow Seller or its representative to perform curative actions with respect to any of the Air Quality Liabilities.  From and after Closing, Seller shall release, indemnify, defend and hold harmless each of the operators of the Assets and the members of the Buyer Group (including the Company) from and against any and all Claims (including any injury, loss or damage arising out of such entry that may occur) of any member of the Seller Group, arising out of, resulting from or relating to any curative actions conducted on the Assets by any member of the Seller Group from and after Closing with respect to the Air Quality Liabilities, EVEN IF SUCH CLAIMS ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE BUYER GROUP, EXCEPTING ONLY CLAIMS ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE BUYER GROUP.  In addition, from and after Closing, Seller shall release, indemnify, defend and hold harmless each of the operators of the Assets and the members of the Buyer Group (including the Company) from and against any and all Claims (including any injury, loss or damage arising out of such entry that may occur) arising out of, resulting from or relating to any curative actions conducted on the Assets by any member of the Seller Group from and after Closing with respect to the Air Quality Liabilities to the extent (and then only to the extent) such Claims are caused by or attributable to actions or inactions of any member of the Seller Group.

8.16        Suspense Funds.  No later than 10 Business Days after Closing, Seller shall deliver a Suspense Funds schedule to Buyer to reflect the Suspense Funds as of the Closing Date.  From and after the Closing, Buyer agrees to cause the Company to administer all accounts and assume all payment obligations relating to the Suspense Funds taken into account when calculating the Adjusted Purchase Price in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties.  To the extent available, Seller shall provide to Buyer detailed information with respect to (a) payees of such Suspense Funds, (b) the reason for payment of such Suspense Funds and (c) the time period during which such Suspense Funds accrued.

8.17        Seismic License.  The Parties acknowledge and agree that Seller’s Affiliate is subject to restrictions under the Seismic License that prevent Seller’s Affiliate from disclosing, and Seller’s Affiliate has not disclosed, the Seismic License to Buyer.  Within five Business Days after the Execution Date, Seller shall cause its Affiliate to contact the licensor under the Seismic License and notify such licensor that such Affiliate is exercising its one time right to assign the Seismic License to the Company at Closing.  At Closing, Seller shall cause its Affiliate to assign the Seismic License to the Company.

8.18        Data Exchange Agreement.  The Parties acknowledge and agree that that certain Well Data Trade Agreement dated July 25, 2016, by and between Seller’s Affiliate and OXY USA, as identified on Schedule 6.10, cannot be assigned without the prior written consent of OXY USA.  In the event consent to assign such Data Trade Agreement is not obtained prior to Closing, from and after Closing until the earlier of (a) the date such consent is obtained and (b) January 31, 2018, Buyer shall provide Seller daily production and well pressure data with respect to the Falkor 4-8 A 5LS Well (API 42-227-38756) so that Seller or its Affiliate may comply with such Data Trade Agreement.

8.19        Fee Mineral Leases.  Company acquired the Excluded Assets set forth on Exhibit F and the oil and gas leases covering such Excluded Assets and as a result the interests merged.  For the avoidance of any doubt regarding such merger, Seller shall cause the Company to terminate the oil and gas leases covering such Excluded Assets.  On or before 10 Business Days following the Execution Date, Seller shall (a) cause the Company to assign the Excluded Assets described on Exhibit F to Seller’s Affiliate, JPM EOC Minerals, LLC, and (b) cause its Affiliate, JPM EOC Minerals, LLC, to execute an oil and gas lease in the form of Exhibit L to the Company leasing such Excluded Assets to the Company.

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING

9.1          Conditions Precedent to Seller’s Obligation to Close.  The obligations of Seller to consummate the transactions provided for herein are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)               Buyer’s representations and warranties set out in Article 7 shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at such time (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date), except for such inaccuracies that would not, in the aggregate, have a Material Adverse Effect;

(b)               Buyer shall have performed or complied, in all material respects, with all obligations, agreements and covenants contained in this Agreement as to which such performance or compliance is required by Buyer prior to the Closing Date;

(c)               no (i) material Legal Proceeding instituted by a Non-Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement, and (ii) order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement;

(d)               the sum of (i) the aggregate amount of all reductions to the Purchase Price for Title Defects pursuant to Section 5.2(d)(i) and Section 5.2(d)(ii) prior to the Closing (or if not so determined prior to Closing, as determined by Buyer in its reasonable, good faith opinion), less (ii) the aggregate amount of all Title Benefit Amounts determined under Section 5.2(g) prior to Closing (or if not so determined prior to Closing, as determined by Buyer in its reasonable, good faith opinion), plus (iii) the aggregate amount of all reductions to the Purchase Price for Environmental Defects pursuant to Section 5.3(b)(i) and Section 5.3(b)(ii) prior to the Closing (or if not so determined prior to Closing, as determined by Buyer in its reasonable, good faith opinion), shall be less than 15% of the unadjusted Purchase Price; and

(e)               Buyer shall have delivered, or be ready, willing and able to deliver, the documents and amounts described in Section 10.3.

9.2          Conditions Precedent to Buyer’s Obligation to Close.  The obligations of Buyer to consummate the transactions provided for herein are subject to the satisfaction (or waiver by Buyer) on or prior to Closing of each of the following conditions precedent:

(a)               Seller’s representations and warranties set out in Article 6 shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at such time (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date), except for such inaccuracies that would not, in the aggregate, have a Material Adverse Effect;

(b)               Seller shall have performed or complied, in all material respects, with all obligations, agreements and covenants contained in this Agreement as to which such performance or compliance is required by Seller prior to the Closing Date;

(c)               no (i) material Legal Proceeding instituted by a Non-Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement, and (ii) order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement;

(d)               the sum of (i) the aggregate amount of all reductions to the Purchase Price for Title Defects pursuant to Section 5.2(d)(i) and Section 5.2(d)(ii) prior to the Closing (or if not so determined prior to Closing, as determined by Buyer in its reasonable, good faith opinion), less (ii) the aggregate amount of all Title Benefit Amounts determined under Section 5.2(g) prior to Closing (or if not so determined prior to Closing, as determined by Buyer in its reasonable, good faith opinion), plus (iii) the aggregate amount of all reductions to the Purchase Price for Environmental Defects pursuant to Section 5.3(b)(i) and Section 5.3(b)(ii) prior to the Closing (or if not so determined prior to

Closing, as determined by Buyer in its reasonable, good faith opinion), shall be less than 15% of the unadjusted Purchase Price; and

(e)               Seller shall have delivered, or be ready, willing and able to deliver, the documents described in Section 10.2.

ARTICLE 10
THE CLOSING

10.1        Closing.  Subject to the conditions stated in this Agreement, Closing shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 on October 4, 2016; provided that if the conditions to Closing in Article 9 have not yet been satisfied or waived by such date, then, subject to Section 11.1, the Closing shall occur three Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing.

10.2        Seller Deliverables.  At Closing, Seller shall execute, where applicable, and deliver (or cause to be delivered) to Buyer, unless waived by Buyer, the following:

(a)           the Assignment executed by an authorized Person of Seller;

(b)           the resignation, effective immediately prior to the Closing, of each of the officers of the Company;

(c)           a certificate executed by an authorized Person of Seller, certifying on behalf of Seller that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled by Seller;

(d)           the Non-Foreign Certificate executed by an authorized Person of Seller;

(e)           the Mutual Release executed by an authorized Person of Seller;

(f)            termination of each power of attorney set forth on Schedule 6.21;

(g)           those consents, bank signatory cards or other approvals (if any) necessary in order to (i) permit any Persons specified by Buyer in writing to Seller not later than ten Business Days prior to Closing to control, immediately following the Closing, the Bank Accounts, and (ii) remove the authority or approval of all Signatories (unless Buyer directs Seller to allow any of the Signatories to remain authorized to sign for the Bank Accounts) to control or access, immediately following the Closing and thereafter, the Bank Accounts;

(h)           a copy of the Excluded Assets Assignment;

(i)            the Included Assets Assignment;

(j)            the Preliminary Settlement Statement executed by an authorized Person of Seller;

(k)           recordable releases of any deeds of trusts, mortgages, financing statements, fixture filings, security agreements and/or guaranties (in each case) made by the Company in connection with any indebtedness of Seller or its Affiliates (including the Company) for borrowed money and affecting the Interests or the Assets;

(l)            execute and deliver to Buyer any forms or documents required to reflect Affiliate Operator’s resignation as operator under any applicable operating agreements;

(m)          letters-in-lieu of transfer orders, on forms supplied by Buyer and reasonably satisfactory to Seller, directing all purchasers of production to make payment to Buyer, the Company or Buyer’s designee all proceeds attributable to production from the Oil and Gas Properties from and after the Effective Time, for delivery by Buyer to the purchaser of production;  and

(n)           such other instruments and agreements as necessary or appropriate to comply with Seller’s obligations under this Agreement.

10.3        Buyer Deliverables.  At Closing, Buyer shall execute, where applicable, and deliver (or cause to be delivered) to Seller, unless waived by Seller, the following:

(a)           the Closing Amount by wire transfer of immediately available funds to the account of Seller set forth in the Preliminary Settlement Statement;

(b)           the Assignment executed by an authorized Person of Buyer;

(c)           a certificate executed by an authorized Person of Buyer, certifying on behalf of Buyer that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled by Buyer;

(d)           the Mutual Release executed by an authorized Person of Buyer;

(e)           the Preliminary Settlement Statement executed by an authorized Person of Buyer; and

(f)            such other instruments and agreements as necessary or appropriate to comply with Buyer’s obligations under this Agreement.

ARTICLE 11
TERMINATION

11.1        Grounds for Termination.  Subject to Section 11.2, this Agreement may be terminated  at any time prior to Closing upon the occurrence of any one or more of the following:

(a)           by the mutual written agreement of the Parties;

(b)           by delivery of written notice from Buyer to Seller if any of the conditions set forth in Section 9.2 (other than the condition set forth in Section 9.2(c) and Section 9.2(d)) have not been satisfied by Seller (or waived by Buyer) by the Outside Termination Date;

(c)           by delivery of written notice from Seller to Buyer if any of the conditions set forth in Section 9.1 (other than the conditions set forth in Section 9.1(c) and Section 9.1(d)) have not been satisfied by Buyer (or waived by Seller) by the Outside Termination Date;

(d)           by either Party delivering written notice to the other Party if any of the conditions set forth in Section 9.1(c) or Section 9.2(c) are not satisfied or waived by the applicable Party on or before the Outside Termination Date;

(e)           by delivery of written notice from either Party if the conditions set forth in Section 9.1(d) and Section 9.2(d) have not been satisfied (or waived by the applicable Party) by the Outside Termination Date; and

(f)            by Seller delivering written notice to Buyer in the event of the breach by Buyer of its covenant set forth in the second sentence of Section 2.1(b);

provided, however, that neither Buyer nor Seller shall have the right to terminate this Agreement pursuant to clauses (b) through or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

11.2        Effect of Termination.

(a)           If this Agreement is terminated pursuant to any provision of Section 11.1, then, except for the provisions of Article 1, Section 3.3(c) through Section 3.3(e), Section 3.4, Section 3.5, Section 4.6, this Section 11.2, Section 11.3 and Article 12 (other than Section 12.2, Section 12.3 and Section 12.9), which provisions shall explicitly survive termination of this Agreement, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

(b)           If Seller is entitled to terminate this Agreement pursuant to Section 11.1(c) because of (i) the Willful Breach by Buyer of this Agreement, or (ii) the failure of Buyer to Close in the instance where, as of the Outside Termination Date, (A) all of the conditions in Section 9.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer), (B) Seller is ready, willing and able to perform its obligations under Section 10.2, and (C) Buyer nevertheless elects not to Close, then, in either such event, Seller shall be entitled to, at its option (1) seek specific performance in lieu of termination or (2) terminate this Agreement pursuant to Section 11.1(c), in which case Seller shall be entitled to receive the Deposit as liquidated damages for such termination, free and clear of any claims thereon by Buyer, in which case the Parties shall, within three Business Days following Seller’s termination of this Agreement, deliver joint written instructions to the Escrow Agent directing the Escrow Agent to deliver the Deposit to Seller.  The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.  Seller agrees that, to the fullest extent permitted by Law, Seller’s rights set forth in this Section 11.2(b) shall be the sole and exclusive remedy of Seller (other than with respect to those provisions that survive termination pursuant to Section 11.2(a)) against Buyer and any Buyer Related Parties if the Closing does not occur as a result of the termination of this Agreement pursuant to Section

11.1(c) in the circumstances described in this Section 11.2(b).

(c)           If Buyer is entitled to terminate this Agreement pursuant to Section 11.1(b) because of (i) the Willful Breach by Seller of this Agreement, or (ii) the failure of Seller to Close in the instance where, as of the Outside Termination Date, (A) all of the conditions in Section 9.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 10.3, and (C) Seller nevertheless elects not to Close, then, in either such event, Buyer shall be entitled to, at its option (1) seek specific performance in lieu of termination or (2) terminate this Agreement pursuant to Section 11.1(b) and (x) receive a return of the Deposit, free and clear of any claims thereon by Seller (and the Parties shall, within three Business Days following Buyer’s termination of this Agreement, deliver joint written instruction to the Escrow Agent directing the Escrow Agent to deliver the Deposit to Buyer) and (y) seek damages up to an aggregate amount not greater than an amount equal to the Deposit.  Buyer agrees that, to the fullest extent permitted by Law, Buyer’s rights set forth in this Section 11.2(c) shall be the sole and exclusive remedies of Buyer (other than with respect to those provisions that survive termination pursuant to Section 11.2(a)) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 11.1(b) in the circumstances described in this Section 11.2(c).

(d)           If Seller has the right to terminate this Agreement pursuant to Section 11.1(f), then Seller shall be entitled to (i) seek the specific performance of Buyer hereunder, or (ii) terminate this Agreement pursuant to Section 11.1(f) and seek to recover damages from Buyer up to an amount equal to the amount of the Deposit; provided that upon such termination by Seller under subpart (ii), Seller shall be free to enjoy immediately all rights of ownership of the Company and Assets and to sell, transfer, encumber or otherwise dispose of the Assets or the Company to any Person without restriction under this Agreement.

(e)           If this Agreement is terminated for any reason other than as set forth in Section 11.2(b), Section 11.2(c) or Section 11.2(d), then the Parties and Buyer Related Parties shall have no liability or obligation hereunder as a result of such termination, and the Parties shall, in writing, jointly instruct the Escrow Agent to return the Deposit to Buyer free and clear of any claims thereon by Seller.

(f)            Subject to the foregoing, upon the termination of this Agreement neither Party nor any Buyer Related Party shall have any other liability or obligation hereunder.

11.3        Confidentiality.  Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement shall remain in full force and effect, and Buyer shall be bound by the Confidentiality Agreement as if Buyer had been a party to the Confidentiality Agreement.

ARTICLE 12
MISCELLANEOUS

12.1        Notices.  All notices and communications to be given to a Party hereunder shall be in writing and shall be deemed to have been duly given upon the earliest of:  (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, or (c) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day:

If to Seller:

Rock Oil Holdings LLC

1200 17th Street

Suite 640

Denver, Colorado 80202

Attn:  Richard Hornock, Vice President - Administration

Email: rick@rockoilcompany.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, Texas 77002

Attn:  Chad M. Smith

Email: chad.smith@lw.com

If to Buyer:

SM Energy Company

1775 Sherman Street

Suite 1200

Denver, Colorado 80203

Attn:      David W. Copeland

Executive Vice President, General Counsel and Corporate Secretary

Email: dcopeland@sm-energy.com

With a copy to (which shall not constitute notice):

SM Energy Company

1775 Sherman Street

Suite 1200

Denver, Colorado 80203

Attn:      Kenneth J. Knott

Senior Vice President, Business Development & Land

Email: kknott@sm-energy.com

The Parties may change the address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 12.1.

12.2        Transactional Costs.  Buyer shall be responsible for recording and filing documents associated with its acquisition of the Interests contemplated by this Agreement, if any, and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local authorities as required by applicable Law.  In the event that any stamp, documentary, stock transfer, real property transfer, real property gains, sales, gross receipts, use, goods, services, registration or capital or similar Taxes (“Transfer Taxes”) are incurred and imposed upon, or with respect to, the transactions contemplated hereby, Buyer shall be responsible for any such Transfer Taxes.  If any transaction is exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Buyer shall timely furnish to Seller such certificate or evidence.  As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings.  Buyer shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transaction contemplated hereunder and all costs and fees associated therewith.

12.3        Further Assurances.  From and after Closing, at the request of any Party but without further consideration, the Parties shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as any Party reasonably may request to give effect to the transaction contemplated by this Agreement.

12.4        Amendments.  No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification and signed by both Seller and Buyer.

12.5        Successors and Assigns.  This Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Party; provided that Buyer may assign this Agreement and its rights hereunder, in whole or in part, without the prior written consent of Seller to any of the Financing Sources pursuant to the terms of the Debt Documents solely to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing, but no such assignment shall relieve Buyer of any liability or obligation hereunder; provided further that this proviso, Section 11.2 (solely to the extent related to the Financing Sources and their respective Affiliates), Section 12.7(b), Section 12.11 and the following sentence shall inure to the benefit of the Financing Sources.  In addition, the provisos in the preceding sentence, Section 11.2 (solely to the extent related to the Financing Sources and their respective Affiliates), Section 12.7(b) and Section 12.11 may not be amended or modified except by the written agreement of the Parties and the Financing Sources.  Any assignment in violation of the foregoing shall be deemed void ab initio.  No assignment by any Party of this Agreement shall relieve such Party of any of its obligations and responsibilities hereunder.  The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

12.6        Headings.  The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.

12.7        Governing Law.

(a)           THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES CONSENTS TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF SUCH FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  ALL SUCH ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER).  EACH PARTY WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES OR PROCESS AT THE ADDRESS SET OUT IN SECTION 12.1 IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(b)           Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any Commitment, the Debt Documents, or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in any Commitment or the Debt Documents, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to any Commitment or the Debt Documents or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to any Commitment, the Debt Documents, or the performance thereof or the financings contemplated thereby. The Financing Sources are intended third party beneficiaries of this Section 12.7(b).

12.8        No Partnership Created.  It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

12.9        Public Announcements.  Seller and Buyer and their respective Affiliates, if applicable, shall consult with each other with regard to all press releases or other public announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue, and each of them shall not permit any Affiliate to issue, any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, (a) except to the extent required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, in no event will Seller or any of its Affiliates issue any press release or make any other public disclosure prior to Buyer’s initial public announcement regarding this Agreement and the transactions contemplated hereby (provided that Seller shall give Buyer prior oral notice if Seller or any of its Affiliates is so required to issue such press release or other public disclosure), and (b) any Party or Affiliate of a Party may disclose information regarding the transactions contemplated hereby and the Assets in investor presentations, securities filings, press releases or similar disclosures to the extent that such information has been previously publicly released.

12.10      Exhibits and Schedules.  All of the Exhibits and Schedules hereto constitute a part of this Agreement for all purposes.  Each Party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

12.11      No Third Party Beneficiaries.  The Financing Sources are intended third party beneficiaries of, and may enforce, Section 12.4, Section 12.5, this Section 12.11 and Section 12.7(b).  Subject to the preceding sentence, but notwithstanding anything else contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, the Seller Group and the Buyer Group any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party shall have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of the other members of the Seller Group or Buyer Group, as applicable (but shall not be obligated to do so).

12.12      Construction.  The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment.  Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement.  Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.

12.13      Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement.  Any signature hereto or to an amendment hereof delivered by a Party by electronic mail (e-mail) or other electronic transmission shall be deemed an original signature hereto or thereto.

12.14      Entire Agreement; Conflicts.  THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (B) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 12.14.

12.15      Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

12.16      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first set forth above.

SELLER:

ROCK OIL HOLDINGS LLC

By:	/s/ Kyle R. Miller
Kyle R. Miller
Chief Executive Officer

BUYER:

SM ENERGY COMPANY

By:	/s/ Javan D. Ottoson
Javan D. Ottoson, President and
Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement